UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Definitive Proxy Statement
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Soliciting Material Pursuant to §240.14a-12

Actavis plc

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

N/A

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Notice of 2014 Annual Meeting of Shareholders

May 9, 2014

8:30 a.m. local time

The Marker Hotel Dublin, located at Grand Canal Square, Docklands, Dublin 2, Ireland

You are hereby notified that the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of Actavis plc (the “Company”) will be held at the Marker Hotel Dublin, located at Grand Canal Square, Docklands, Dublin 2, Ireland, at 8:30 a.m. local time, on May 9, 2014, for the following purposes:

1.	To elect Paul M. Bisaro, James H. Bloem, Christopher W. Bodine, Tamar D. Howson, John A. King, Catherine M. Klema, Jiri Michal, Sigurdur Olafsson, Patrick J. O’Sullivan, Ronald R. Taylor, Andrew L. Turner and Fred G. Weiss as members of the Board of Directors to hold office until the 2015 Annual Meeting or until each of their respective successors is duly elected and qualified.

2.	To approve, on an advisory basis, Named Executive Officer compensation.

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

4.	To consider a shareholder proposal, if properly presented at the meeting.

5.	To receive the Company’s Irish Statutory Accounts for the fiscal year ended December 31, 2013 and the reports of the directors and auditors thereon; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment, postponement or continuation thereof.

The Board of Directors has fixed the close of business on March 14, 2014 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on March 14, 2014 will be entitled to notice of and to vote at the Annual Meeting or any adjournment, postponement or continuation thereof. Your attention is directed to the Proxy Statement for more complete information regarding the matters to be acted upon at the Annual Meeting.

The Proxy Statement, 2013 Annual Report to Shareholders and 2013 Irish Statutory accounts are available at www.proxyvote.com.

You may vote your shares in person at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares: (i) by accessing the Internet site described in the Notice Regarding the Availability of Proxy Materials previously provided to you, (ii) by calling the toll-free telephone number listed on the Internet site, voter instruction form, proxy card or Notice Regarding the Availability of Proxy Materials, or (iii) by marking, dating and signing any proxy card or voter instruction form provided to you and returning it in the accompanying postage paid envelope as quickly as possible.

March 28, 2014

Dublin, Ireland

By Order of the Board of Directors

David A. Buchen

Secretary

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March 28, 2014

To Our Shareholders:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of Actavis plc. The annual meeting will be held at the Marker Hotel Dublin, located at Grand Canal Square, Docklands, Dublin 2, Ireland, on May 9, 2014 at 8:30 a.m. local time.

In connection with the annual meeting, we have prepared a Notice of Annual Meeting of Shareholders, a proxy statement, and our 2013 Annual Report to Shareholders, which provides detailed information relating to our activities and operating performance. The proxy statement describes the matters to come before the annual meeting. During the annual meeting, we will also review the Company’s 2013 Irish Statutory accounts.

Pursuant to the rules of the Securities and Exchange Commission, we are furnishing our proxy materials to shareholders over the Internet.

We appreciate your continued interest and support as an Actavis plc shareholder. We hope that you will be able to attend the annual meeting in person, and we look forward to seeing you.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Notice Regarding the Availability of Proxy Materials previously mailed to you or the instructions listed on the Internet site. If you have received a paper copy of the proxy statement and proxy card, you may grant a proxy to vote your shares by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means shares held of record by a broker, bank, or other nominee, you should review the Notice Regarding the Availability of Proxy Materials or voting instruction form your broker provided to you to determine whether and how you will be able to vote by telephone or over the Internet. Voting over the Internet, by telephone or by mailing a proxy card, will ensure your shares are represented at the annual meeting. Your vote is important, regardless of the number of shares that you own.

Sincerely,

Paul M. Bisaro

Chairman and CEO

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ACTAVIS PLC

1 Grand Canal Square, Docklands
Dublin 2, Ireland

PROXY STATEMENT

General

Your proxy is solicited by the Board of Directors of Actavis plc (“Actavis,” the “Company,” “we,” “us” and “our”) for use at the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Marker Hotel Dublin, located at Grand Canal Square, Docklands, Dublin 2, Ireland, at 8:30 a.m. local time on May 9, 2014 for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Directions to the Annual Meeting can be viewed at www.themarkerhoteldublin.com/directions.html.

In connection with the Annual Meeting, we have prepared a Notice of Annual Meeting of Shareholders, a Proxy Statement, and our 2013 Annual Report to Shareholders, which provides detailed information relating to our activities and operating performance. Under Securities and Exchange Commission (“SEC”) rules, we have elected to make our proxy materials available to the majority of our shareholders via the Internet rather than mailing paper copies of those materials to each shareholder. On or about March 28, 2014, we mailed a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) directing shareholders to a website where they can access this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2013 and view instructions on how to vote via the Internet or by telephone. If you receive an Internet Notice by mail, you will not receive a printed copy of our proxy materials unless you specifically request one. If you received the Internet Notice of Availability only and would like to receive a paper copy of the proxy materials, please follow the instructions printed on Internet Notice of Availability to request that a paper copy be mailed to you. Shareholders who do not receive Internet Notice of Availability will receive a paper or electronic copy of our proxy materials. This Proxy Statement and related proxy materials are being mailed or made available to shareholders on or about March 28, 2014. We believe electronic delivery will expedite the receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of our proxy materials.

As disclosed in our public filings with the SEC, the Company became the successor registrant to Actavis, Inc. (f/k/a Watson Pharmaceuticals, Inc.) on October 1, 2013. References throughout to “we,” “our,” “us,” the “Company” or “Actavis” refer to financial information and transactions of Watson Pharmaceuticals, Inc. prior to January 23, 2013, Actavis, Inc. from January 23, 2013 until October 1, 2013 and Actavis plc subsequent to October 1, 2013.

Who Can Vote

Only shareholders of record of our ordinary shares at the close of business on March 14, 2014, the record date for the Annual Meeting, are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were 174,494,647 ordinary shares outstanding. Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. Certain distinctions between shares held of record and those owned beneficially are summarized below:

Shareholder of Record. If your ordinary shares are registered directly in your name with our transfer agent, Computershare, you are considered the shareholder of record with respect to those shares and these proxy materials are being sent to you directly by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered to be the beneficial owner of shares held in “street name,” and these proxy materials, together with a voting instruction card, are being forwarded to you by your broker, bank or other nominee. As the beneficial owner of the shares, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Annual Meeting. If you are a beneficial owner whose shares are held in street name, you are not the shareholder of record and you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy giving you the right to vote your shares at the Annual Meeting from the broker, bank or other nominee holding your shares in street name. If your shares are held in street name, your broker, bank or other nominee has enclosed or provided voting instructions for you to use in directing the broker, bank or other nominee how to vote your shares.

Each ordinary share is entitled to one vote on each matter properly brought before the Annual Meeting.

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How to Vote

Your vote is very important and we encourage you to vote your shares and to submit your proxy regardless of whether or not you plan to attend the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

Shareholders of Record

If you are a shareholder of record, you may vote in one of the following ways:

By Telephone or on the Internet. You may vote by calling the toll-free telephone number noted on your proxy card or Internet Notice of Availability. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern time on May 8, 2014. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. You also may choose to vote on the Internet. The website for Internet voting is noted on your proxy card or your Notice of Internet Availability. Internet voting also is available 24 hours a day and will be accessible until 11:59 p.m. Eastern time on May 8, 2014. As with telephone voting, you may confirm that your instructions have been properly recorded. Shareholders who vote through the Internet or telephone should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the shareholder.

By Mail. If you received a paper copy of the proxy card by mail and choose to vote by mail, please mark your proxy card, date and sign it, and promptly return it in the postage-paid envelope provided.

In Person at the Annual Meeting. You may vote in person by attending the Annual Meeting and submitting a ballot.

Shares must be voted either in person, by telephone, on the Internet or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning a Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes.

If your proxy is properly completed, the shares it represents will be voted at the Annual Meeting as you instructed. If you submit your proxy, but do not provide instructions, your proxy will be voted in accordance with the Board’s recommendations as set forth in this Proxy Statement.

Beneficial Owners

If you are a beneficial owner of shares held in street name, then your broker, bank or other nominee will include instructions on how to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions over the Internet and may also permit you to submit your voting instructions by telephone. In addition, you may request paper copies of the Proxy Statement and voting instruction form from your broker, bank or nominee by following the instructions on the Internet Notice of Availability provided by your broker, bank or nominee. If you hold your shares in street name, you will need to obtain a legal proxy from your bank, broker or nominee in order for you to vote in person at the Annual Meeting and submit the legal proxy along with your ballot at the Annual Meeting.

Revoking Your Proxy

You have the right to revoke your proxy at any time before it is voted at the Annual Meeting by (1) filing a written notice with our Corporate Secretary, (2) delivering a new proxy bearing a later date, (3) granting a later proxy through telephone or Internet voting, or (4) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Any such notices and new proxies that are sent by mail should be sent to Actavis plc, Corporate Secretary, 1 Grand Canal Square, Docklands, Dublin 2, Ireland.

Persons who hold their shares through a bank, brokerage firm or other nominee, may change their voting instructions by following the requirements of their bank or broker, or may vote in person at the Annual Meeting by obtaining a legal proxy from their bank or broker and submitting the legal proxy along with their ballots.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON
MAY 9, 2014

The Notice of Annual Meeting, this Proxy Statement, the 2013 Annual Report to Shareholders and the 2013 Irish Statutory accounts are available at www.proxyvote.com.

You are encouraged to review all of the important information contained in the proxy materials before voting.

Solicitation of Proxies

We have retained the services of a proxy solicitation firm, MacKenzie Partners Inc. (“MacKenzie”), to solicit proxies for the Annual Meeting from our shareholders. We will bear the entire cost of our and MacKenzie’s solicitations, including the payment of fees of approximately $17,500 to MacKenzie for their services, and the cost of preparation, assembly, printing and mailing of this Proxy

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Statement, the Internet Notice of Availability, the proxy card and any additional information furnished to shareholders. In addition to the use of the mail, our directors, officers and employees may solicit proxies on our behalf by telephone, facsimile, electronic mail or personal solicitation. Our directors, officers and employees will receive no additional compensation for such services. We will reimburse brokers, custodians and nominees for the reasonable expenses they incur furnishing proxy solicitation and other required Annual Meeting materials to street-name holders who beneficially own those shares on the record date.

Quorum and Voting

At the close of business on March 14, 2014, 174,494,647 ordinary shares were outstanding and entitled to vote at the Annual Meeting. Votes cast by proxy (including through the Internet or by telephone) or in person at the Annual Meeting will be tabulated by the election inspector appointed for the Annual Meeting who will determine whether or not a quorum is present. The presence, in person or by proxy, of the holders of a majority of our outstanding ordinary shares and entitled to vote at the Annual Meeting is necessary in order to constitute a quorum for the conduct of business at the Annual Meeting.

If your ordinary shares are held by a broker in street name, under the rules of the New York Stock Exchange (“NYSE”) your broker may vote your shares on certain matters if you do not provide your broker with voting instructions. Proposal No. 3, the ratification of the selection of our independent registered public accountants, is considered a routine matter upon which brokerage firms may vote on behalf of their clients even if no voting instructions are provided. A “broker non-vote” occurs when a broker holding your shares in street name does not vote on a particular matter because you did not provide the broker voting instructions and the broker lacks discretionary voting authority to vote the shares because the matter is non-routine. The non-routine matters on the agenda for this year’s Annual Meeting include the election of directors, an advisory vote to approve on the compensation of our Named Executive Officers and a shareholder proposal requesting the Company to issue a sustainability report. Accordingly, with respect to the proposals other than Proposal No. 3 (ratification of the selection of our independent registered public accountants), your broker will not be able to vote your shares without specific instructions from you.

If a proxy is received but marked “abstain” or if a broker non-vote occurs, those shares will be considered as present and entitled to vote for purposes of determining the presence of a quorum.

A properly submitted proxy (including through the Internet or by telephone) that is received before the polls are closed at the Annual Meeting and that is not revoked will be voted in the manner directed by the shareholder submitting the proxy. If no direction is made, such proxy will be voted:

•	FOR the election of Paul M. Bisaro, James H. Bloem, Christopher W. Bodine, Tamar D. Howson, John A. King, Catherine M. Klema, Jiri Michal, Sigurdur Olafsson, Patrick J. O’Sullivan, Ronald R. Taylor, Andrew L. Turner and Fred G. Weiss as our directors;

•	FOR the approval, on a non-binding basis, of our Named Executive Officer compensation;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	AGAINST the shareholder proposal described in Proposal No. 4.

As of the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. However, if other proper matters are presented at the Annual Meeting, or any continuations, adjournments or postponements of the Annual Meeting, it is the intention of the proxy holders named in our form of proxy to vote the proxies held by them in accordance with their best judgment.

The proxy for the Annual Meeting gives each of Paul M. Bisaro and David A. Buchen discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting.

“Householding”

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, shareholders who have the same address and last name will receive only one copy of the Internet Notice of Availability and, upon request, our proxy materials, unless one or more of these shareholders notifies us that he or she wishes to receive individual copies. If you share an address with another shareholder and prefer to receive separate copies of the Internet Notice of Availability or our proxy materials, please mail your request to Actavis plc, Investor Relations, Morris Corporate Center III, 400 Interpace Parkway, Parsippany, NJ 07054, or call our investor relations department at 1-862-261-7488.

Information on Our Website

Information on our website, other than our Proxy Statement and form of proxy, or any other website referred to in this Proxy Statement, is not part of the proxy soliciting material and is not incorporated into this Proxy Statement by reference.

Assistance

If you need assistance in submitting your proxy or have questions regarding the Annual Meeting, please contact our investor relations department at 1-862- 261-7488 or investor.relations@actavis.com or write to: Investor Relations, Actavis plc, Morris Corporate Center III, 400 Interpace Parkway, Parsippany, NJ 07054.

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PRESENTATION OF IRISH STATUTORY ACCOUNTS

The Company’s Irish Statutory Accounts for the fiscal year ended December 31, 2013, including the reports of the directors and auditors thereon, will be presented at the Annual Meeting. There is no requirement under Irish law that such accounts be approved by shareholders, and no such approval will be sought at the Annual Meeting. The Company’s 2013 Irish Statutory Accounts are available with the Proxy Statement, the 2013 Annual Report to Shareholders and other proxy materials at www.proxyvote.com.

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PROPOSAL NO. 1	ELECTION OF DIRECTORS

Under the Company’s Articles of Association, the Board of Directors must consist of between five and fourteen directors, with the exact number determined by the Board of Directors. The Board of Directors has set the current number of authorized directors at thirteen.

At the Annual Meeting, twelve of our directors are to be elected to serve until the 2015 Annual Meeting or until their successors are duly elected and qualified. Jack Michelson has provided notice of his decision not to stand for re-election as a member of the Board of Directors.

Based upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Paul M. Bisaro, James H. Bloem, Christopher W. Bodine, Tamar D. Howson, John A. King, Catherine M. Klema, Jiri Michal, Sigurdur Olafsson, Patrick J. O’Sullivan, Ronald R. Taylor, Andrew L. Turner and Fred G. Weiss for reelection as directors to serve until the 2015 Annual Meeting or until their successors are duly elected and qualified.

Information about the nominees for director is set forth in the following paragraphs and is based on information provided to us as of March 14, 2014. The Board of Directors knows of no reason why any of the following nominees will be unavailable to serve, but in the event of any such unavailability, the proxies received will be voted for such substitute nominees as the Board of Directors may recommend, unless the number of directors constituting a full Board of Directors is reduced.

DIRECTOR NOMINEES FOR ELECTION AT THE ANNUAL MEETING:

Paul M. Bisaro

Director of Actavis, Inc. since 2007 and the Company since 2013

Mr. Bisaro, age 53, has served as our President and Chief Executive Officer and as our chairman of our Board of Directors since October 2013, prior to which he served on the Board of Directors of Actavis, Inc. since September 2007. Prior to joining Actavis, Mr. Bisaro was President, Chief Operating Officer and a member of the Board of Directors of Barr Pharmaceuticals, Inc., a global specialty pharmaceutical company (“Barr”), from 1999 to 2007. Between 1992 and 1999, Mr. Bisaro served as General Counsel of Barr, and from 1997 to 1999 served in various additional capacities including Senior Vice President — Strategic Business Development. Prior to joining Barr, he was associated with the law firm Winston & Strawn and a predecessor firm, Bishop, Cook, Purcell and Reynolds from 1989 to 1992. Mr. Bisaro also currently serves on the Boards of Visitors of the Catholic University of America’s Columbus School of Law and Zimmer Holdings, Inc. Mr. Bisaro holds an undergraduate degree in General Studies from the University of Michigan and a Juris Doctor from Catholic University of America in Washington, D.C. The Board concluded that Mr. Bisaro should serve on the Board because of his experience as a senior executive in our industry, his knowledge of our Company and its day-to-day operations and his strong strategic vision for the Company.

James H. Bloem

Director of the Company since 2013

Mr. Bloem, age 63, joined the Board of Directors in October 2013. He previously served as a member of the Warner Chilcott plc (“Warner Chilcott”) Board of Directors since 2006 and was a member of the board of one of Warner Chilcott’s predecessor companies from 1996 to 2000. Mr. Bloem retired on December 31, 2013, after 13 years as Senior Vice President, Chief Financial Officer and Treasurer of Humana Inc. (“Humana”), one of the nation’s largest health benefit companies. He joined Humana in 2001 and had responsibility for all of the Humana’s accounting, actuarial, analytical, financial, tax, risk management, treasury and investor relations activities. Mr. Bloem also serves as Chairman of the Board of Directors of ResCare, Inc., as well as a director of Rotech Healthcare, Inc. The Board concluded that Mr. Bloem should serve on the Board because of his extensive experience in the healthcare industry, including as an executive officer of Humana, as well as his leadership skills and financial knowledge, which enable him to serve as a financial expert on our Audit Committee.

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Christopher W. Bodine

Director of Actavis, Inc. since 2009 and the Company since 2013

Mr. Bodine, age 58, served as a member of Actavis, Inc.’s Board of Directors since 2009 and joined our Board of Directors in October 2013. Mr. Bodine retired from CVS Caremark in January 2009 after 24 years with CVS. Prior to his retirement, Mr. Bodine served as President, Healthcare Services of CVS Caremark Corporation, where he was responsible for strategy, business development, trade relations, sales and account management, pharmacy merchandising, marketing, information technology and Minute Clinic. Prior to the merger of CVS Corporation and Caremark Rx, Inc. in March 2007, Mr. Bodine served for several years as Executive Vice President — Merchandising and Marketing of CVS Corporation. Mr. Bodine is active in the pharmaceutical industry, having served on a number of boards and committees, including the Healthcare Leadership Council, RI Quality Institute, National Retail Federation, National Association of Chain Drug Stores (NACDS), and the NACDS Pharmacy Affairs and Leadership Committees. Mr. Bodine also currently serves as a director with Nash Finch. The Board concluded that Mr. Bodine should serve on the Board because of his extensive industry experience and knowledge of the needs and operations of our major customers.

Tamar D. Howson

Director of the Company since 2013

Ms. Howson, age 65, previously served as a member of the Warner Chilcott Board of Directors since May 2013 and joined our Board of Directors in October 2013. Ms. Howson has served as a corporate business development and strategy consultant to biopharmaceutical companies since 2011. From 2009 to 2011, she served as a member of the transaction advisory firm JSB-Partners, providing business development support to life sciences companies, and from 2007 to 2008 she served as Executive Vice President, Corporate Business Development at Lexicon Pharmaceuticals. Prior to joining Lexicon, Ms. Howson served as Senior Vice President, Corporate and Business Development at Bristol-Myers Squibb from November 2001 until February 2007. Ms. Howson also serves on the boards of directors of Organovo Holdings Inc., Idenix Pharmaceuticals Inc. and OXiGENE, Inc., and is a director of the International Partnership for Microbicides, a non-profit product development partnership. The Board concluded that Ms. Howson should serve on the Board because of her extensive experience in the pharmaceutical industry, including as a consultant to a number of biopharmaceutical companies and a senior professional at leading pharmaceutical companies, including Bristol-Myers Squibb and SmithKline Beecham, as well as her service on the boards of directors of other public companies and her significant business development expertise.

John A. King, Ph.D

Director of the Company since 2013

Mr. King, age 65, joined our Board of Directors in October 2013 and previously served as the former Non-Executive Chairman of the Warner Chilcott Board of Directors, having joined the Warner Chilcott board in June 2005. Dr. King served in positions of increasing responsibility with Warner Chilcott’s predecessors for 26 years, most recently as Executive Chairman of Galen Holdings Ltd., a position he held from 2000 until January 2005. The Board concluded that Dr. King should serve on the Board because of his extensive knowledge of the pharmaceutical industry, including a thorough understanding of pharmaceutical research and development practices which dates back to his early experience as a university lecturer, as well as his over thirty years of experience in various roles with Warner Chilcott and its predecessors.

Catherine M. Klema

Director of Actavis, Inc. since 2004 and the Company since 2013

Ms. Klema, age 55, served as a member of Actavis, Inc.’s Board of Directors since 2004 and joined our Board of Directors in October 2013. She is currently President of Nettleton Advisors LLC, a consulting firm established by Ms. Klema in 2001. Prior to establishing her firm, Ms. Klema served as Managing Director, Healthcare Investment Banking, at SG Cowen Securities from 1997 to 2001. Ms. Klema also served as Managing Director, Healthcare Investment Banking, at Furman Selz LLC from 1994 until 1997, and was employed by Lehman Brothers from 1987 until 1994. Ms. Klema served as a director of Pharmaceutical Product Development, Inc., a global contract research organization, from 2000 to 2011. In March 2012, Ms. Klema was appointed to the Montefiore Medical Center Board of Trustees. The Board concluded that Ms. Klema’s qualifications for service on our Board include her background in healthcare investment banking and her knowledge of the business of pharmaceutical research and development.

Jiri Michal

Director of the Company since 2013

Mr. Michal, age 63, has served as a member of our Board of Directors since 2013. He most recently served as Chairman of the Board and Chief Executive Officer of Zentiva until 2010. During his 36-year involvement with the company, which included 20 years as CEO, Mr. Michal held numerous positions and directed the growth of the company through several acquisitions, initiated modernization and privatization and lead a successful management buy-out, culminating in a successful initial public offering in 2004. In 2009, Zentiva became part of Sanofi Group. Mr. Michal was appointed Chairman of the Board of Prague Chemical University in 2011, and is an acting member of the Board of Directors of Moser in the Czech Republic. The Board concluded that Mr. Michal should serve on the Board because of his extensive industry experience and knowledge of the needs of our supply chain and operations, particularly outside of the U.S.

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Sigurdur Olafsson

Director of the Company since 2013

Mr. Olafsson, age 45, has served as a member of our Board of Directors since 2013. He is the President of Actavis Pharma —the Company’s generic, branded generic, legacy brands and over-the-counter business. He joined Actavis as Executive Vice President, Global Generics in September 2010, and was appointed President of the Global Generics business in April 2012. Prior to joining Actavis, Mr. Olafsson served as CEO of the Actavis Group, where he was responsible for overseeing its global pharmaceutical business with operations in more than 40 countries. Prior to joining the Actavis Group, Mr. Olafsson held increasingly responsible positions with Pfizer’s Global Research and Development organization in both the U.S. and the UK from 1998 until 2003, and served as head of Drug Development for Omega Farma in Iceland for four years. Mr. Olafsson has a M.S. in Pharmacy (Cand Pharm) from the University of Iceland. The Board concluded that Mr. Olafsson’s qualifications to serve on our Board of Directors include his deep knowledge of our business, in particular our Actavis Pharma segment, as well as his familiarity with pharmaceutical operations outside of the U.S.

Patrick J. O’Sullivan

Director of the Company since 2013

Mr. O’Sullivan, age 72, previously served as a member of Warner Chilcott’s Board of Directors since 2009 and joined our Board of Directors in October 2013. Prior to his retirement in 2006, Mr. O’Sullivan served in positions of increasing responsibility with LEO Pharma A/S (“LEO”) for more than 30 years, most recently as the Chief Executive Officer of LEO Pharma Ireland and as a director of LEO. He also served as a director of LEO Pharmaceuticals Ltd. UK, LEO Pharma SA France and The LEO Foundation. Mr. O’Sullivan is a registered pharmacist, a member and honorary fellow of the Pharmaceutical Society of Ireland and a Knight of the Order of the Dannebrog. Currently, Mr. O’Sullivan is a pharmaceutical business consultant and serves on the Board of Directors of Amarin Corporation plc, where he is a member of the audit committee, nominating committee and corporate governance committee. The Board concluded that Mr. O’Sullivan should serve on the Board because of his demonstrated management ability at senior levels within the pharmaceutical industry, his knowledge of the financial, operational and strategic requirements of a successful international business, which he developed as Chief Executive Officer of LEO Pharma Ireland, and his understanding of the fundamentals of the healthcare industry.

Ronald R. Taylor

Director of Actavis, Inc. since 1994 and the Company since 2013

Mr. Taylor, age 66, served as a member of the Actavis, Inc. Board of Directors since 1994 and joined our Board of Directors in October 2013. Mr. Taylor is the President of Tamarack Bay, LLC, a private consulting firm. He has been a director of Red Lion Hotels Corporation, a hotel operating company, since 1998 and a director of ResMed Inc., a medical device manufacturer, since 2005. Prior to forming Tamarack Bay, Mr. Taylor was a general partner of Enterprise Partners Venture Capital, a venture capital firm, from 1998 until 2001. The Board concluded that Mr. Taylor should serve on the Board because of his experience as a founder of a successful business and his expertise in evaluating and investing in healthcare companies.

Andrew L. Turner

Director of Actavis, Inc. since 1997 and the Company since 2013

Mr. Turner, age 67, served as a member of Actavis, Inc.’s Board of Directors since 1997 and joined our Board of Directors in October 2013. He was appointed as the Chairman of Actavis, Inc.’s Board of Directors in May 2008 and served in this capacity until October 2013, at which time he became our lead independent director. He is the founder and currently serves as Manager of Trinity Health Systems, an owner of senior housing properties. Mr. Turner currently serves as the Chairman of the Compensation Committee of Streamline Health Solutions (NASDAQ), a provider of software for document solutions in hospitals, where he has been a director since 2007, and also serves as a director of Aston Healthcare Ltd., an operator of senior housing properties in the United Kingdom. The Board concluded that Mr. Turner’s qualifications for service on our Board include his extensive experience as a healthcare entrepreneur and his deep knowledge of our Company and business.

Fred G. Weiss

Director of Actavis, Inc. since 2000 and the Company since 2013

Mr. Weiss, age 72, served as a member of Actavis, Inc.’s Board of Directors since 2000 and joined our Board of Directors in October 2013. Mr. Weiss is the managing director of the consulting firm FGW Associates, Inc., a position he has held since 1997, and prior to that served as an executive for Warner-Lambert for nearly 20 years, most recently as Vice President, Planning, Investment and Development. Mr. Weiss is also an Independent Vice-Chairman of the Board and Chairman of the Audit Committee of numerous BlackRock-sponsored mutual funds. In this capacity, and pursuant to BlackRock’s policies, Mr. Weiss has oversight responsibility for finance and accounting matters, and has no responsibility for, or discretion concerning, any of BlackRock’s equity investment decisions. Additionally, Mr. Weiss has been a Director of the Michael J. Fox Foundation for Parkinson’s Research since 2000. The Board concluded that Mr. Weiss is qualified to serve as a member of our Board of Directors because of, among other factors, his financial expertise and experience in strategic planning and corporate development.

The Board of Directors knows of no reason why any of the foregoing nominees will be unavailable to serve, but in the event of any such unavailability, the proxies received will be voted for such substitute nominees as the Board of Directors may recommend, unless the number of directors constituting a full Board of Directors is reduced.

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REQUIRED VOTE FOR ELECTION OF DIRECTORS

Persons nominated to serve on our Board of Directors in an uncontested election must receive a greater number of votes cast “FOR” than votes cast “AGAINST” in order to be elected, or re-elected, to the Board of Directors. Accordingly, abstentions will not affect the outcome of the election of directors. Proxies cannot be voted for a greater number of persons or different persons than the nominees named.

Please note that if your broker holds your ordinary shares in “street name,” your broker will not vote your shares on the election of directors, and broker non-votes will result, unless you provide your voting instructions to your broker. Broker non-votes will not affect the outcome of the election of directors.

The Board of Directors unanimously recommends a vote FOR the election of Paul M. Bisaro, James H. Bloem, Christopher W. Bodine, Tamar D. Howson, John A. King, Catherine M. Klema, Jiri Michal, Sigurdur Olafsson, Patrick J. O’Sullivan, Ronald R. Taylor, Andrew L. Turner and Fred G. Weiss.

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Corporate Governance

CORPORATE GOVERNANCE GUIDELINES AND CODE OF CONDUCT

Our Board of Directors has adopted Corporate Governance Guidelines. These guidelines address the make-up and functioning of the Board of Directors and its committees, which include determining director independence, criteria for Board membership, and authority to retain independent advisors.

Our Board of Directors has also adopted a Code of Conduct (the “Code”), which applies to all of our Board members and all of our officers and employees. The Code sets forth and summarizes certain of our policies related to legal compliance and honest and ethical business practices. The Code is intended to comply with the standards set forth in Section 303A.10 of the NYSE’s Listed Company Manual and SEC rules and regulations. Any amendments to, or waivers from, provisions of the Code that apply to our directors or executive officers, including our Chief Executive Officer (“CEO”) and Chief Financial Officer and persons performing similar functions, will be promptly posted on our website at http://www.Actavis.com.

You can find links to our Corporate Governance Guidelines and our Code of Conduct under the “Investors — Corporate Governance” section of our website at http://www.Actavis.com. Copies of these materials are available to shareholders without charge upon request sent to Investor Relations at Actavis plc, Morris Corporate Center III, 400 Interpace Parkway, Parsippany, NJ 07054.

DIRECTOR INDEPENDENCE

On an annual basis our Board of Directors reviews the independence of all directors and affirmatively makes a determination as to the independence of each director. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with Actavis. To assist in making this determination, the Board has adopted Director Independence Standards, which are designed to conform to, or be more exacting than, the independence requirements set forth in the listing standards of the NYSE. You may find these standards at Exhibit A of our Corporate Governance Guidelines discussed above, which may be found under the “Investors — “Corporate Governance” section of our website at www.Actavis.com. In addition to applying these Director Independence Standards, the Board considers any and all additional relevant facts and circumstances in making an independence determination.

Our Board has determined that at least a majority of its directors has no direct or indirect material relationship with us (other than as our director) and such directors are independent within the meaning of the independence standards promulgated by the SEC and the NYSE. Specifically, on March 6, 2014, the Board determined, based on our Director Independence Standards and the NYSE standards for independence, that James H. Bloem, Christopher W. Bodine, Tamar D. Howson, John A. King, Catherine M. Klema, Jiri Michal, Jack Michelson, Patrick J. O’Sullivan, Ronald R. Taylor, Andrew L. Turner and Fred G. Weiss, or eleven out of our thirteen current directors, have no material relationship with us and are independent directors. Messrs. Bisaro and Olafsson were determined to be not independent because they are our President and Chief Executive Officer and President, Actavis Pharma, respectively.

The relationships and transactions reviewed by the Board in making these independence determinations included the following:

(i)	Ms. Klema’s membership on the Board of Trustees of the Montefiore Medical Center, a care delivery network, with which we have had dealings in the past; and

(ii)	Mr. Bloem’s prior service as Senior Vice President, Chief Financial Officer and Treasurer of Humana Inc., one of the nation’s largest health benefit companies, with which we have had and continue to have dealings.

The Board has determined that these transactions were made in the ordinary course, were below the thresholds set forth in our director categorical independence standards and did not affect the independence of the directors involved.

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RISK OVERSIGHT; ASSESSMENT OF COMPENSATION RISK

Risk is inherent in every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic risks, financial risks, legal and regulatory risks, and others, such as the impact of competition and reputational risks. Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the Board is ultimately responsible for risk oversight at Actavis, various committees of the Board are actively involved in the oversight of risks facing us.

A committee of the Board receives regular reports from members of senior management on areas of material risk to the Company. When a committee receives the report, the Chairman of the relevant committee reports on the discussion to the full Board during the next Board meeting. This enables the Board and its committees to coordinate their oversight of risk and identify risk interrelationships. Pursuant to its charter, the Audit Committee is responsible for discussing with management the Company’s major areas of financial risk exposure, and reviewing the Company’s risk assessment and risk management policies. As discussed in more detail in the Assessment of Compensation Risk section of this Proxy Statement, the Compensation Committee reviews our compensation programs to ensure that these programs do not lead to excessive risk-taking by our employees. The Board does not believe that its role in the oversight of the Company’s risk affects the Board’s leadership structure.

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Board of Directors and Committees

EXECUTIVE SESSIONS

We schedule regular executive sessions in which non-management directors meet without management participation. The lead independent director of the Board, Mr. Turner, presides at these meetings. We also schedule regular executive sessions in which only independent directors meet.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any interested party, including any shareholder, wishing to contact the Board of Directors, the presiding director of the non-management director meetings, or any other individual director may do so in writing by sending a letter to:

Chairman, Nominating and Corporate Governance Committee
c/o Corporate Secretary
Actavis plc
1 Grand Canal Square, Docklands
Dublin 2, Ireland

Our Corporate Secretary reviews all such written correspondence and regularly forwards to the Board of Directors a summary of all correspondence and copies of correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board of Directors or its committees, or that the Corporate Secretary otherwise determines requires Board attention.

LEADERSHIP STRUCTURE

Following the closing of the acquisition of Warner Chilcott (the “Warner Chilcott Acquisition”) on October 1, 2013, Mr. Bisaro, our President and Chief Executive Officer, was appointed Chairman of our Board of Directors and Andrew Turner was appointed as our lead independent director. Our Board of Directors believes this structure provides a very well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. By serving in both positions, the Chief Executive Officer and Chairman is able to draw on his detailed knowledge of the Company to provide our Board of Directors, in coordination with our lead independent director, leadership in order to help focus the Board’s discussions and review the Company’s strategy. In addition, a combined role of Chief Executive Officer and Chairman ensures that the Company presents its message and strategy to its stakeholders with a unified voice. The combined role also allows for efficient decision making and focused accountability. The Board believes that it is in the best interest of the Company and its shareholders for Mr. Bisaro to serve as Chairman and Chief Executive Officer, considering the strong role of our lead independent director, who presides at our regular executive sessions, and other corporate governance practices providing independent oversight of management.

DIRECTOR NOMINATION PROCESS

The Nominating and Corporate Governance Committee considers director candidates from diverse sources, including suggestions from shareholders. From time to time, the Nominating and Corporate Governance Committee may engage a third party for a fee to assist in identifying potential director candidates. The Nominating and Corporate Governance Committee looks for candidates who represent a diverse mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. The backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Specifically, this committee seeks candidates who (a) bring not only direct experience, but also a variety of experience and background, both professionally and personally, (b) will represent the best interests of the shareholders as a whole rather than special interest groups or particular constituencies, (c) have a reputation for integrity and (d) satisfy the independence requirements of the NYSE, our Director Independence Standards and applicable law. The Nominating and Corporate Governance Committee’s goal is to have a diverse, balanced and engaged board whose members possess the skills and background necessary to maximize shareholder value in a manner consistent with all legal requirements and the highest ethical standards. Our Corporate Governance Guidelines specify that the value of

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diversity on the Board should be considered by the Nominating and Corporate Governance Committee in the director identification and nomination process. This committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Corporate Governance Committee’s Charter and our Corporate Governance Guidelines, which are published on our website at http://www.Actavis.com under the Investors section, set forth in further detail the criteria that guide this committee in assessing potential candidates for the Board of Directors.

In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee considers the director’s contributions to the Board and the committees on which such person serves, participation in and attendance at meetings, and any changes in employment status, health, community activity or other factors that may affect the director’s continuing contributions to the Board. The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of candidates that can best ensure the long-term success of the business and represent shareholder interests through the exercise of sound judgment using its depth and diversity of experience.

The Nominating and Corporate Governance Committee initially evaluates a candidate for nomination to the Board based on information supplied by the party recommending the candidate and any additional public information that may be available. If the initial evaluation is favorable, the Nominating and Corporate Governance Committee gathers additional information on the candidate’s qualifications, availability, probable level of interest and any potential conflicts of interest. If the subsequent evaluation is also favorable, the Nominating and Corporate Governance Committee contacts the candidate directly to better determine each party’s level of interest in pursuing the candidacy and checks the candidate’s references. If, after discussions and meetings, the candidate and the Nominating and Corporate Governance Committee establish a mutual interest in pursuing the candidacy, the committee will make a final recommendation to the Board to nominate the candidate for election by the shareholders (or to select the candidate to fill a vacancy, as applicable). The Nominating and Corporate Governance Committee employs the same process for evaluating all candidates, including those properly recommended by shareholders and will consider shareholder recommendations of candidates on the same basis as it considers all other candidates.

Shareholders wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee may do so by sending the candidate’s name, biographical information and qualifications, together with a consent in writing signed by the recommended nominee that he or she is willing to be considered as a nominee and, if nominated and elected, he or she will serve as a director, to the Chair of the Nominating and Corporate Governance Committee in care of the Corporate Secretary, Actavis plc, 1 Grand Canal Square, Docklands, Dublin 2, Ireland. The submission of a recommendation by a shareholder in compliance with these procedures does not guarantee the selection of the shareholder’s candidate or the inclusion of the candidate in our Proxy Statement. However, the Nominating and Corporate Governance Committee will consider any such candidate in accordance with the procedures and guidelines as described above and as set forth in the Charter of our Nominating and Corporate Governance Committee and in our Corporate Governance Guidelines.

BOARD MEETINGS

During the fiscal year ended December 31, 2013, the Board of Directors of Actavis, Inc. held 8 meetings and the Board of Directors of Actavis plc held 1 meeting. Each incumbent director attended at least 75 percent of the combined total of (i) all Board of Directors and (ii) all meetings of committees of which the director was a member. We do not have a policy with regard to board members’ attendance at annual meetings. All members of the Board then in office attended our 2013 Annual Meeting of Shareholders.

COMMITTEES

The Board of Directors has created four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Quality and Operations Committee. The Board of Directors has adopted a charter for each of the four committees. The charters for each committee and other materials related to corporate governance are available under the Investors section of our website at http://www.Actavis.com. A copy is also available to shareholders upon request sent to Investor Relations at Actavis plc, Morris Corporate Center III, 400 Interpace Parkway, Parsippany, NJ 07054.

THE AUDIT COMMITTEE

We have an Audit Committee currently composed of Catherine Klema, James H. Bloem, Patrick J. O’Sullivan and Fred G. Weiss. With the exception of Mr. Weiss, who served on the Audit Committee throughout fiscal year 2013, each of the members was appointed to the Audit Committee following the Warner Chilcott Acquisition.

Mr. Weiss serves as the Chairman of the Audit Committee. All of the members of the Audit Committee have been determined by the Board of Directors to be “independent” and meet the audit committee independence requirements of the NYSE listing standards and SEC Rule 10A-3. The Board of Directors has determined that three of the current members of the Audit Committee qualify

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as “audit committee financial experts” within the meaning of the SEC rules, and are financially literate as required under the NYSE listing standards. The functions of the Audit Committee and its activities during fiscal 2013 are described below under the heading “Report of the Audit Committee.” The Audit Committee is directly responsible for the engagement, compensation and oversight of the work of PricewaterhouseCoopers LLP (including resolution of disagreements, if any, between management and PricewaterhouseCoopers LLP regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. During the fiscal year ended December 31, 2013, the Audit Committee of Actavis, Inc. met four times and the Audit Committee of Actavis plc met two times.

THE COMPENSATION COMMITTEE

We have a Compensation Committee currently composed of Christopher W. Bodine, Tamar D. Howson, Jiri Michal and Ronald R. Taylor. Messrs. Bodine and Taylor served as such throughout fiscal year 2013 and Ms. Howson and Mr. Michal were appointed to the Compensation Committee following the closing of the Warner Chilcott Acquisition on October 1, 2013.

Mr. Taylor serves as the Chairman of the Compensation Committee. All of the members of the Compensation Committee have been determined by the Board of Directors to be “independent” and meet the independence requirements of the NYSE listing standards. Our Board has determined that all current Compensation Committee members qualify as “non-employee directors” within the meaning of Section 16 of the Exchange Act and as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. The primary purpose of the Compensation Committee is to: (1) evaluate the performance and determine the compensation of our chief executive officer; (2) review and determine the compensation payable to our executive officers; (3) review our incentive compensation and other stock-based plans and administer our stock based plans and our incentive compensation plan; (4) oversee the use of senior executive employment agreements and severance plans; (5) review compensation programs and policies for features that may encourage excessive risk taking, and determine the extent to which there may be a connection between compensation and risk; and (6) review and approve the Compensation Discussion and Analysis to be included in the Proxy Statement for our annual meetings.

The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”), an independent compensation consulting firm, to advise the Compensation Committee during the 2013 fiscal year. F.W. Cook reported directly to the Compensation Committee and the Compensation Committee retains the right to terminate or replace the consultant at any time. F.W. Cook reports directly to the Compensation Committee and provides no services to the Company or management. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation, including the role of our chief executive officer, are addressed in the Compensation Discussion and Analysis beginning on page 20. The Compensation Committee of Actavis, Inc. met four times and the Compensation Committee of Actavis plc met one time during the fiscal year ended December 31, 2013.

Each year the Compensation Committee reviews the independence of its compensation consultants and other advisors. In performing its analysis, the Compensation Committee considers the factors set forth in SEC rules and NYSE listing standards. After review and consultation with F.W. Cook, the Compensation Committee has determined that F.W. Cook is independent and there are no conflicts of interest raised by the work of F.W. Cook currently nor were any conflicts of interest raised by the work performed during the year ended December 31, 2013.

ASSESSMENT OF COMPENSATION RISK

The Compensation Committee, with the assistance of senior management and our independent compensation consultant, reviewed the elements of employee compensation to determine whether any portion of employee compensation encouraged excessive risk taking. Among other things, it considered the following:

•	The Company has a balanced mix of annual and longer-term incentive opportunities so that executives’ motivations for short-term performance are balanced by longer-term considerations.

•	Significant weighting towards long-term incentive compensation composed of restricted stock and restricted stock units helps to discourage short-term risk taking.

•	Goals are appropriately set to be sufficiently challenging but also reasonably achievable with good performance.

•	Reasonable incentive award maximums set by the Compensation Committee are in place.

•	The design of the Company’s incentive award program avoids steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds.

•	To reduce the tendency of formulae and other objective financial performance measures to encourage short-term or excessive risk-taking, compensation decisions are not based solely on the Company’s financial performance, but also on subjective considerations, which account for non-financial performance and judgment.

•	As a pharmaceutical products business, the Company does not face the same level of risks typically associated with compensation for employees at companies in industries such as financial services, insurance and trading.

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•	The Company has stock ownership guidelines to further align the interests of our executives with shareholders, as well as clawback policies that require the recoupment of incentive compensation paid based on inaccurate financial statements. Based on the above, management has determined that risks arising from these policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

We have a Nominating and Corporate Governance Committee currently composed of Catherine M. Klema, Christopher W. Bodine, Ronald R. Taylor and Fred G. Weiss. With the exception of Mr. Taylor, each member of the Nominating and Corporate Governance Committee served as such throughout fiscal year 2013. Mr, Bodine serves as the Chairperson of the Nominating and Corporate Governance Committee. All of the members of the Nominating and Corporate Governance Committee have been determined by the Board of Directors to be “independent” and meet the independence requirements of the NYSE listing standards. The key functions of the Nominating and Corporate Governance Committee are to identify and present qualified candidates to the Board of Directors for election or re-election as directors of the Company, ensure that the size and composition of the Board of Directors and its committees best serve our practices and objectives, develop and recommend to the Board of Directors a set of corporate governance guidelines and principles and periodically review and recommend changes to such guidelines and principles as deemed appropriate, oversee the evaluation of the Board of Directors and senior management, make recommendations to the board of directors regarding the compensation payable to members of the Board of Directors and make recommendations to the Board regarding governance matters, including our Charter and Bylaws. The Nominating and Corporate Governance Committee of Actavis, Inc. met three times and the Nominating and Corporate Governance Committee of Actavis plc met one time during the fiscal year ended December 31, 2013.

THE QUALITY AND OPERATIONS COMMITTEE

We have a Quality and Operations Committee currently composed of John A. King, Ph.D., Jiri Michal, Jack Michelson and Andrew L. Turner. The Quality and Operations Committee was formed in October 2013 following the close of the Warner Chilcott Acquisition. The Company previously had a Regulatory Compliance Committee, which dissolved in May 2013. Recognizing the increased size and scope of operations following the Warner Chilcott Acquisition, the Company determined it would be in the best interests of the Company to have a Quality and Operations Committee to assist the Board of Directors with the Board’s oversight responsibilities regarding our compliance with applicable legal and regulatory requirements related to product safety and quality and environmental, health and safety matters. Mr. Michelson, who served as the Chairman of the Regulatory Compliance Committee, currently serves as the Chairman of the Quality and Operations Committee. The Regulatory Compliance Committee and the Quality and Operations Committee each met one time during the fiscal year ended December 31, 2013.

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Compensation Discussion and Analysis

In this section, we discuss and analyze the compensation paid to each of our Named Executive Officers (or “NEOs”) in 2013. Throughout this Proxy Statement, references to our NEOs refer to:

Paul M. Bisaro	President and Chief Executive Officer
R. Todd Joyce	Chief Financial Officer – Global
Robert A. Stewart	President, Global Operations
Sigurdur Olafsson	President, Actavis Pharma
G. Frederick Wilkinson	President, Actavis Global Research and Development

The Executive Summary that follows provides an overview of our performance and its relationship with our compensation decisions and practices. Following the Executive Summary, we will review each element of compensation. This Compensation Discussion and Analysis should be read together with the information in the Summary Compensation Table and other executive compensation tables below.

EXECUTIVE SUMMARY

COMPANY PERFORMANCE

Following is a summary of significant financial and strategic achievements in 2013 (full year 2013 financial performance for Actavis plc includes the contribution from Warner Chilcott businesses as of October 1, 2013; full year 2012 comparable results include contribution from legacy Actavis as of November 1, 2012):

•	For the full year 2013, net revenue increased 47 percent to $8.7 billion, compared to net revenue of $5.9 billion for full year 2012.

•	Adjusted EBITDA for the full year 2013 increased 61 percent to $2.2 billion, up from full year 2012 Adjusted EBITDA of $1.4 billion.

•	We acquired Warner Chilcott plc in October 2013, expanding our presence in global specialty pharmaceuticals.

•	Exceptional productivity in our industry-leading Research & Development organization resulted in the record filing of 53 Abbreviated New Drug Applications in the United States and more than 750 applications globally, including an industry-leading first-to-file portfolio. We confirmed 18 new first-to-file applications in the U.S. last year, highlighting the remarkable execution within our R&D team. We also continued to achieve milestones in our biosimilar initiatives, both internally and through our ongoing collaboration with Amgen Inc., with three products: biosimilar Herceptin®, biosimilar Avastin® and rFSH now in Phase III trials.

•	In our branded pharmaceuticals business, growth during 2013 was driven by strong sales of core products in the U.S., including the Rapaflo® and Generess® Fe franchises, which saw double digit prescription growth on a year-over-year basis. We also saw key product approvals in several markets around the world, including Oxytrol® OTC and Crinone® 8% in the U.S., Fibristal™ and LoLo™ in Canada, Rapaflo® in Brazil and Levosert™ in the UK and additional European countries.

•	Growth in our U.S. generic business was driven by strong product launches of generic versions of Suboxone® Sublingual tablets, Lidoderm® and Cymbalta®. In our international business we launched 674 products and experienced strong growth across all of our key markets.

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SHARE PERFORMANCE

The information in the graph below pertaining to our performance relative to the S&P 500 Index and the Dow Jones US Pharmaceuticals Index is being furnished but not filed with the SEC, and as such, the information is neither subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

The following graph compares the cumulative 5-year total return of holders of Actavis’ ordinary shares (formerly Class A common shares of Actavis, Inc.) with the cumulative total returns of the S&P 500 index and the Dow Jones US Pharmaceuticals Index. The graph tracks the performance of a $100 investment in our ordinary shares and in each of the indexes (with reinvestment of all dividends, if any) on December 31, 2008 with relative performance tracked through December 31, 2013.

Notwithstanding anything to the contrary set forth in our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by us under those statutes, the following graph will not be deemed incorporated by reference into any future filings made by us under those statutes.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Actavis plc, the S&P 500 Index, and the Dow Jones US Pharmaceuticals Index

*$100 invested on 12/31/08 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

Copyright© 2014 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved. Copyright© 2014 Dow Jones & Co. All rights reserved.

OBJECTIVES OF OUR EXECUTIVE COMPENSATION PROGRAMS

Our compensation programs for our executives are designed to achieve the following objectives:

•	Attract and retain top contributors to ensure that we have high caliber executives;

•	Create and maintain a performance-driven organization, by providing upside compensation opportunity for outstanding performance and downside compensation risk in the event of performance below expectations;

•	Align the interests of our executives and shareholders by motivating executives to increase shareholder value along with the achievement of other key corporate goals and objectives and rewarding executives when shareholder value increases;

•	Encourage teamwork and cooperation while recognizing individual contributions by linking variable compensation to Company and individual performance based on position, responsibilities and ability to influence financial and organizational results;

•	Provide flexibility and allow for Committee judgment in applying our compensation principles in order to appropriately reflect individual circumstances as well as changing business conditions and priorities;

•	Motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives, and reward them for meeting these objectives; and

•	Reinforce our entrepreneurial culture.

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PRINCIPAL COMPONENTS OF EXECUTIVE COMPENSATION

The following table summarizes the key components of our compensation program for our Named Executive Officers and the purpose of each component:

Component	Key features	Purpose
Base Salary	Fixed cash payment based on position and responsibilities, experience and individual performance.	Offers a stable source of income.
Annual Incentive Program	Annual cash incentive tied to achievement of designated short-term Company, segment and individual goals.	Intended to motivate and reward executives for achievements of short-term Company and individual goals.
Equity Incentives	Equity incentives earned based on time and performance-based requirements.	Intended to create alignment with shareholders and promote retention and achievement of Company performance objectives, including longer-term objectives.

The following chart illustrates the key compensation elements for our Chief Executive Officer as a percentage of his 2013 total target compensation, over 85% of which is incentive-based:

COMPONENTS OF CEO PAY

The following chart illustrates the key compensation elements for our Named Executive Officers other than our Chief Executive Officer as an average percentage of their 2013 total target compensation, of which an average of 79% is incentive-based:

COMPONENTS OF OTHER
NAMED EXECUTIVE OFFICER PAY
(AVERAGE)

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We also provide the following compensation components to our Named Executive Officers:

Component	Key features	Purpose
Deferred Compensation Plan	Allows deferral of base salary and annual incentive awards.	Allows participants to plan and save for retirement, thereby encouraging retention.
Health and Welfare Benefits	Named Executive Officers participate in the same health and welfare plans as our employees generally.	Promotes well-being of the Named Executive Officers.
Severance and Change in Control Benefits	Cash, welfare and equity acceleration benefits provided in the event of certain terminations of employment, including in connection with a change in control.	Intended to encourage retention by providing a source of security to the Named Executive Officers in the event their employment is terminated; change-in-control benefits encourage attention to duties in time of potential change-in-control.
Limited Perquisites and Personal Benefits	Car allowance, physical, partial financial planning reimbursement and, for Mr. Bisaro, limited personal use of corporate aircraft	Increase efficiency, protect health and financial well-being, and promote security.

KEY GOVERNANCE FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

At-risk compensation and pay for performance. As illustrated by the charts above, we link a significant portion of each Named Executive Officer’s total compensation to the achievement of specific, rigorous performance goals. We consider such portion of each executive’s compensation to be “at-risk.”

•	Performance-based annual cash incentive awards. Our annual cash incentive awards are intended to directly link a significant amount of annual cash compensation to achievement of measurable annual individual and corporate and, for some NEOs, segment financial goals.

•	Long-term equity incentives. Our equity incentives focus our executives’ efforts on the creation of shareholder value and long-term growth. The aggregate dollar value of annual equity awards granted to our NEOs is allocated in equal amounts among three types of grants: (i) time-based vesting restricted stock, (ii) one-year performance-based vesting restricted stock units tied to Adjusted EBITDA (defined below) and (iii) three-year performance-based vesting restricted stock units tied to Total Shareholder Return (defined below) relative to our peer company group. Thus, two-thirds of the total annual long-term equity incentive grant value is contingent upon the achievement of financial performance goals.

Appropriate choice and use of peer groups. We have thoughtfully selected a peer group of companies with similar market capitalization or scope of operations to us to review relevant market competitiveness data and to ensure our Named Executive Officers’ compensation remains competitive. We set executive total compensation at levels the Compensation Committee believes are appropriate relative to the total compensation paid to similarly situated executives of our peer companies, giving consideration to market and other factors as well. As explained further below, our total compensation is generally targeted at the median of the market.

Equity compensation best practices. Our equity plans prohibit option repricing or replacement of underwater options. Our equity incentives generally vest over a period of three to four years to ensure that our executives maintain a long-term view of shareholder value creation and to encourage retention.

No supplemental retirement plans. We do not maintain any supplemental retirement plans, although we do make limited matching contributions to a deferred compensation plan.

Limited gross-ups. The only employment agreement of our NEOs that provides for a gross-up of excise taxes in connection with a change in control is Mr. Joyce’s agreement, which was entered into prior to 2010, and we have not enhanced the gross-up. In November 2012, in connection with his amended employment agreement, we eliminated the gross-up previously provided for Mr. Bisaro.

Limited perquisites and personal benefits. We provide our NEOs with only limited perquisites and personal benefits in addition to the regular benefits offered to all employees – a monthly car allowance, mandatory annual physical exams, partial reimbursement for financial planning assistance and, in the case of Mr. Bisaro, limited personal use of the Company’s aircraft. We believe that each of these perquisites has an important business purpose, as explained below.

No single-trigger change-in-control benefits. Our change of control arrangements, which include payment of cash severance benefits under the NEOs’ employment agreements and accelerated vesting of equity awards, are “double-trigger” in that they are payable only if an NEO’s employment is terminated following a change of control.

Independent Compensation Committee. Compensation decisions are approved by an independent Compensation Committee.

Independent Compensation Committee consultant. F.W. Cook, our compensation consultant, reports directly to the Compensation Committee and provides no services to the Company or management.

Risk mitigation. As described in further detail below, the mix and design of our compensation programs serve to mitigate operational, financial, legal and regulatory, and strategic and reputational risks. In addition, our stock ownership guidelines and clawback policies help mitigate risk.

Stock ownership requirements and anti-hedging and anti-pledging policies. Our executive officers are subject to minimum stock ownership requirements intended to reflect the Compensation Committee’s philosophy that all officers should hold a significant amount of stock to ensure their interests are aligned with those of our shareholders. In addition, our insider trading policy prohibits our Named Executive Officers from hedging their economic exposure to our stock or pledging our stock.

Clawback policies. Mr. Bisaro’s employment agreement, as well as our 162(m) Plan, defined below, include clawback policies requiring the recoupment of certain incentive compensation in the event of a restatement of our financial statements.

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IMPACT OF 2013 SAY ON PAY VOTE

At our 2013 shareholders meeting, we provided our shareholders with the opportunity to cast an annual advisory vote on executive compensation. Over 95% of the votes cast on this “2013 say-on-pay vote” were voted in favor of the proposal. We have considered the 2013 say-on-pay vote and we believe that overwhelming support of our shareholders for the 2013 say-on-pay vote proposal indicates that our shareholders are generally supportive of our approach to executive compensation. In addition, the Compensation Committee has taken into account the feedback it received during the course of the year from shareholders and potential investors regarding the Company’s executive compensation practices, which has largely been positive. Thus we did not make changes to our executive compensation arrangements in 2013 in response to our say-on-pay vote or other shareholder feedback. In the future, we will continue to consider the outcome of our say-on-pay votes and other shareholder feedback when making compensation decisions regarding the Named Executive Officers.

DETERMINATION OF COMPENSATION

ROLE OF THE COMPENSATION COMMITTEE IN COMPENSATION DECISIONS

The Compensation Committee of our Board of Directors makes all compensation decisions regarding senior management, which includes our Named Executive Officers and certain other senior officers of the Company. Each member of the Compensation Committee is an independent, non-employee director. As described below, the Compensation Committee considers the Chief Executive Officer’s recommendations in determining the compensation of the other Named Executive Officers. The Committee also establishes procedures to evaluate the performance of the Chief Executive Officer and is solely responsible for making determinations regarding the compensation of our Chief Executive Officer. The Compensation Committee’s decisions regarding the compensation of our Named Executive Officers, including the Chief Executive Officer, are made outside the presence of the applicable officer. The Compensation Committee is also responsible for approving our executive compensation program and general compensation policies, all new or materially amended broad-based compensation plans, and the performance measures used in our executive compensation programs.

ROLE OF EXECUTIVE OFFICERS IN COMPENSATION DECISIONS

On an annual basis, in concert with our CEO, our Named Executive Officers engage in a process whereby they each set corporate, segment and individual performance goals for the year to come. Following the completion of our fiscal year, our Named Executive Officers formally assess the extent to which each executive believes his goals were met. Our Chief Executive Officer reviews and discusses these self-assessments with each of our Named Executive Officers and makes recommendations to the Compensation Committee concerning compensation of the Named Executive Officers other than himself. The Compensation Committee takes these recommendations into account in determining base salaries, cash incentive awards and equity-based awards for our Named Executive Officers. Our Human Resources department also works with the Compensation Committee and its independent compensation consultant, F.W. Cook (as further described below), to ensure that the Compensation Committee is provided with appropriate information upon which to base its decisions.

ROLE OF INDEPENDENT COMPENSATION CONSULTANT IN COMPENSATION DECISIONS

The Compensation Committee engaged F.W. Cook, an independent executive compensation consulting firm, to advise the Compensation Committee on matters related to Chief Executive Officer and other executive compensation with respect to 2013. As advisor to the Compensation Committee, F.W. Cook reviews the total compensation strategy and pay levels for the Named Executive Officers, informs the Compensation Committee of developing legal and regulatory considerations affecting executive compensation and benefit programs as well as compensation trends and best practices, and provides general advice to the Compensation Committee with respect to all compensation decisions pertaining to the Named Executive Officers. F.W. Cook also provides input on non-employee director compensation, proposed meeting agendas and presentation materials submitted by management to the Nominating and Corporate Governance Committee.

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MARKET COMPETITIVENESS REVIEW

In March 2013, F.W. Cook conducted a review of the elements of our compensation program as compared to the elements of the programs provided for similarly situated executives among the following peer group of companies:

AbbVie Inc.	Forest Laboratories, Inc.
Allergan, Inc.	Gilead Sciences, Inc.
Biogen Idec Inc.	Hospira, Inc.
Bristol-Myers Squibb Company	Mylan Laboratories Inc.
Celgene Corporation	Perrigo Company
Endo Health Solutions	Valeant Pharmaceuticals International, Inc.
Warner Chilcott plc*

*	Following the Warner Chilcott Acquisition in October 2013, the Compensation Committee further revised the peer group included in the table above by removing Warner Chilcott and adding Eli Lilly and Company, a size-appropriate peer when compared against the projected financials of the Company.

The peer group above was developed in early 2013 to reflect the size and operations of as well as the mix and geographical diversity of the Company following the 2012 merger of Watson Pharmaceuticals, Inc. with Actavis, Inc. The peer group above includes (i) the addition of AbbVie Inc., Biogen Idec Inc., Bristol-Myers Squibb Company, Celgene Corporation and Gilead Sciences, Inc. and (ii) the removal of Cephalon, Inc., due to its acquisition by Teva Pharmaceutical Industries in 2011.

Our selection criteria for peer companies generally require that they be public companies competing primarily in the pharmaceutical sector with between 33% and 300% of our revenue with a greater spread for market capitalization to acknowledge the wide range of valuations among the peer companies. We generally choose companies with similar revenues or market capitalization to be in our peer group because we believe that the complexity of executives’ roles tends to correspond with size of the company.

In setting NEO compensation, the Compensation Committee does not rely exclusively on peer company compensation comparisons and considers an individual’s experience and market factors on a case-by-case basis. The Company supplements the peer group proxy analysis with data from other compensation surveys that is drawn from numerous companies (presented in aggregated form) in connection with its competitive analysis. The survey data used by the Compensation Committee to determine 2013 compensation represented the Towers Watson Pharmaceutical Survey and was interpolated by F.W. Cook based on each executive’s revenue responsibility. In evaluating compensation levels against the survey data, the Compensation Committee considers only the aggregated survey data provided by the consultant. The identity of the companies comprising the survey data is not disclosed to, or considered by, the Compensation Committee in its decision-making process. Therefore, the Compensation Committee members do not consider the identity of the companies comprising the survey data to be material for this purpose.

While we generally aim to set each Named Executive Officer’s target total direct compensation (base salary plus target annual cash incentive compensation plus the expected value of long-term incentive grants) within the levels paid to similarly situated executives in our peer group, such data is intended to serve as only one of several reference points to assist the Compensation Committee in its discussions and deliberations. The Compensation Committee reserves flexibility to vary from the median based on a variety of factors including prior year compensation targets, the Named Executive Officer’s overall performance, changes in roles or responsibilities, and prior year short- and long-term incentive payments.

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DESCRIPTION AND ANALYSIS OF OUR 2013 COMPENSATION DECISIONS

This section describes the components of our executive compensation program, the way in which the Compensation Committee makes decisions about each component, the philosophy behind each component and the way these decisions and philosophies were applied to each Named Executive Officer.

BASE SALARY

Base salary provides our Named Executive Officers with a degree of financial certainty and stability. In setting base salaries and determining merit increases for our Named Executive Officers, the Compensation Committee takes into account a variety of factors, including:

•	level of responsibility;

•	individual and team performance;

•	internal review of the Named Executive Officer’s total compensation, individually and relative to our other officers and executives with similar responsibilities within the Company; and

•	general levels of salaries and salary changes relative to our other officers and executives with similar responsibilities at peer group companies.

With regard to individual and team performance, the Compensation Committee relies to a significant extent on our Chief Executive Officer’s evaluation of each other Named Executive Officer’s individual performance. Salary levels are typically reviewed annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases to the salaries of our Named Executive Officers are based on the Compensation Committee’s and the Chief Executive Officer’s assessment (other than for himself) of the individual’s performance and market conditions.

After taking into consideration the factors listed above and recognizing the increased size and scope of operations following the 2012 merger of Watson Pharmaceuticals, Inc. with Actavis, Inc., our NEOs received the following merit increases in base salary for 2013, effective March 29, 2013: Mr. Bisaro received a merit increase of 8.33%. Mr. Joyce received a merit increase of 12.0%; Mr. Olafsson received a merit increase of 9.0%; Mr. Stewart received a merit increase of 7.5%; and Mr. Wilkinson received a merit increase of 3.0%.

ANNUAL CASH INCENTIVE AWARDS

Annual cash incentive awards are an important feature of our performance-based compensation program. Annual cash incentive awards to our Named Executive Officers are made under our 162(m) Plan, which the Company adopted and stockholders approved in 2012.

The 162(m) Plan is intended to allow incentive compensation payable under such plan to qualify as performance-based compensation and therefore be tax-deductible by the Company under Internal Revenue Code Section 162(m). See “Tax Considerations” below for further information regarding Section 162(m).

For 2013, the maximum cash award for each participant under the 162(m) Plan continued to be based on a percentage of the Company’s operating income,(1) as defined in the 162(m) Plan (3.0% for Mr. Bisaro and 2.0% for each of our other Named Executive Officers), with a cap of $7,000,000 payable to any participant in any given year. Also under the 162(m) Plan, the Compensation Committee has the discretion to reduce the bonus amounts payable to our Named Executive Officers based on factors determined to be appropriate, including the achievement of performance goals applied under our Company-wide annual cash bonus program (the “Cash Bonus Program”), as described below. The majority of our employees participate in our Cash Bonus Program. During the first 90 days of the calendar year, the Compensation Committee determines the 162(m) Plan participants, the 162(m) Plan definition of operating income and Adjusted EBITDA, the maximum award payable to each participant under the 162(m) Plan, the Cash Bonus Program performance goals and weightings and the target annual cash incentive award opportunities as a percentage of base salary.

The Compensation Committee’s practice has been to exercise negative discretion from the calculated 162(m) Plan maximum award payable to each Named Executive Officer by applying the Cash Bonus Program performance goals in making its determination of the actual award amount paid. This approach is not purely formulaic, however, as the Compensation Committee also considers the contributions of each participant to our success during the

(1)	“Operating income” is defined as the Company’s operating income determined in accordance with GAAP plus, without duplication and only to the extent such amount represents a charge or expense determined in accordance with GAAP and reflected in the operating income of the Company and regardless of classification within the Company’s statement of income, the sum of (a) depreciation and amortization expense; (b) asset impairment charges; (c) charges associated with the revaluation of material contingent liabilities that are based in whole or in part on future estimated cash flows; (d) business restructuring charges; (e) costs and charges associated with the acquisition of businesses and assets including, but not limited to, milestone payments and integration charges; (f) litigation charges and settlements; (g) losses and expenses associated with the sale of assets; minus (h) gains or income of a nature similar to items (a) through (g) above. With respect to each of (a) through (h), such amounts are as identified in the Company’s financial statements, notes to the financial statements, or management’s discussion and analysis with respect to the financial statements as filed with the U.S. Securities and Exchange Commission.

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performance period and other factors it deems appropriate. The Compensation Committee cannot increase the calculated 162(m) Plan maximum award payable and can only reduce it. Annual cash incentive awards are typically paid in March of the year following the 162(m) Plan performance period.

2013 Performance Goals

For 2013, the performance goals under the Company-wide Cash Bonus Program, which were applied as part of the Compensation Committee exercising its negative discretion under the 162(m) Plan, consisted of a combination of corporate financial and individual performance goals and, for some Named Executive Officers, segment financial goals.

The amount payable to a Named Executive Officer under the 162(m) Plan was determined by multiplying the NEO’s annual base salary in effect as of the relevant year end by a factor equal to:

(i)	the NEO’s target bonus percentage; times

(ii)	a factor equal to (A) the weighted percentage of the target bonus payable on the basis of the Company’s Adjusted EBITDA for the relevant fiscal year plus, if applicable, (B) the weighted percentage of the target bonus payable on the basis of the Segment Contribution; times

(iii)	an adjustment of between 0% and 150% based on the individual performance of the NEO in the relevant fiscal year.

In summary, the amount payable to a given NEO under the 162(m) Plan would be calculated according to the following formula:

(NEO’s base salary)	x	(NEO’s target bonus percentage)	x	(Adjustment factor for weighted Corporate Adjusted EBITDA plus, if applicable, weighted Segment Contribution)	x	(Adjustment of 0% to 150% for NEO’s individual performance)

The Compensation Committee also retains the discretion to award cash bonuses outside the 162(m) Plan. From time to time, the Compensation Committee has awarded special bonuses to one or more of our NEOs in recognition of their contributions to the completion of major acquisitions or strategic initiatives.

Individual Bonus Award Levels

The Compensation Committee sets threshold, target and maximum bonus award levels under the 162(m) Plan for our Named Executive Officers, not to exceed the maximum individual bonus opportunities described above. For 2013, the Compensation Committee set award levels for each of our Named Executive Officers under the 162(m) Plan as percentages of their base salaries as shown in the following table:

Name	Threshold Percentage/Dollar Value	Target Percentage/Dollar Value	Maximum Percentage/Dollar Value
Paul M. Bisaro	62.5%/$812,500	125%/ $1,625,000	281.3%/$3,656,250
R. Todd Joyce	40%/$224,147	80%/$448,294	180%/$1,008,662
Robert A. Stewart	45%/$292,500	90%/$585,000	202.5%/$1,316,250
Sigurdur Olafsson	45%/$337,500	90%/$675,000	202.5%/$1,518,750
G. Frederick Wilkinson	45%/$295,240	90%/$590,497	202.5%/$1,328,578

In the case of Mr. Bisaro, the Compensation Committee determined that it made sense for his target payout level to be higher than that of the other Named Executive Officers based on its assessment of Mr. Bisaro’s overall leadership position in the Company and his role in formulating long-term strategies and other initiatives.

Maximum performance under the Cash Bonus Program results in earning 225% of target payouts (150% adjustment factor for weighted corporate Adjusted EBITDA plus, if applicable, weighted segment contribution x 150% adjustment for NEO’s individual performance). Threshold payouts are based on the minimum level of performance for which payouts are authorized and results in earning 50% of the Named Executive Officer’s target incentive award. No minimum bonus amount is payable to any of our NEOs under the 162(m) Plan.

Performance Goals

The 2013 Cash Bonus Program performance goals consisted of corporate and individual goals and, for some NEOs, segment financial goals.

Corporate Financial Performance. The Corporate Financial Performance metric for 2013 consisted of Adjusted EBITDA. For the purpose of measuring Corporate Financial Performance, “Adjusted EBITDA” means our earnings before interest, taxes, depreciation and amortization, adjusted for share-based compensation, acquisition or licensing related charges, restructuring charges, litigation gains or losses, charges associated with our global supply chain initiative, non-cash charges, gains or losses on debt repurchase, gains or losses on sales of operating assets or securities and such other special items as determined at the discretion of our Board of Directors.

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The Compensation Committee believes that Adjusted EBITDA is the best indicator of Corporate Financial Performance because it facilitates analysis by management and investors in evaluating the Company’s financial performance and comparing it against companies in its peer group.

The Compensation Committee used a performance grid that established various Adjusted EBITDA milestones necessary for full or partial funding of the annual incentive award for Corporate Financial Performance. Between threshold and maximum potential funding were intermediate levels of funding that were generally proportionate to corresponding Adjusted EBITDA achievement, though with a relatively larger reduction in funding for a failure to achieve a given milestone at or above the annual target.

In calculating Adjusted EBITDA for 2013, the Compensation Committee gave consideration to the positive impact that including Warner Chilcott’s results for the fourth quarter of 2013 would have had on the Company’s full year 2013 Adjusted EBITDA. As a result, the Compensation Committee determined the Company’s Corporate Financial Performance to be achieved at 110.0% of Target Adjusted EBITDA of $1.906 billion, which percentage was still much lower than the Corporate Financial Performance that would have resulted from the actual inclusion of Warner Chilcott’s results in Adjusted EBITDA, and applied such metric to each of the NEOs.

Segment Contribution. For executives who have direct responsibility for the performance of specific business segments, the performance of the segments (Segment Contribution) is also considered in determining the annual incentive bonus. This consideration recognizes that each business segment has its own measures of performance and achievement that may differ from overall corporate measures or from the measures used by our other segments, and that the executives who have direct oversight and control over specific segments should be specifically compensated based on the performance of such segments. In the case of Mr. Stewart, our President of Global Operations, 80% of his 2013 bonus opportunity was based on Corporate Financial Performance and 20% was based on the performance of the Anda Distribution business segment. In the case of Mr. Olafsson, the head of the Actavis Pharma business segment, 50% of his 2013 bonus opportunity was based on Corporate Financial Performance and 50% was based on the performance of the Actavis Pharma business segment. In the case of Mr. Wilkinson, our President of Actavis Global Research and Development, 50% of his 2013 bonus opportunity was based on Corporate Financial Performance and 50% was based on the performance of the Global Brands business segment. Because their responsibilities relate to the Company as a whole rather than a particular business segment, the bonus for each of Messrs. Bisaro and Joyce was based on Corporate Financial Performance, without reference to the performance of a specific business segment.

For the purpose of measuring Segment Contribution, “Adjusted Contribution” was used, which means a business segment’s contribution to our operating profit as reported in our filings with the SEC, adjusted for any reconciling item of the relevant segment that was excluded in determining Adjusted EBITDA.

In determining the portion of Messrs. Stewart’s, Olafsson’s and Wilkinson’s annual incentive award attributable to Adjusted Contribution, the Compensation Committee used performance grids reflecting specific levels of Adjusted EBITDA contribution from the respective business segments for which they had direct responsibility and then further adjusted the resulting target opportunity percentages as described below.

Between threshold and maximum funding were intermediate levels of potential funding that were generally proportionate to corresponding Adjusted Contribution milestones, though with a relatively larger reduction in funding for a failure to achieve a given milestone below the annual target.

Actual performance for 2013 compared with the following target Adjusted Contribution amounts under the performance grids resulted in the following:

1.	Target Adjusted Contribution of $73.4 million for Anda Distribution resulted in 148.3% of the target opportunity being payable to Mr. Stewart based on Segment Contribution for Anda Distribution. The Compensation Committee adjusted this percentage downwards to 130.0% to offset an unexpected product launch in 2013 which had raised the Anda Distribution Adjusted Contribution amount in 2013.

2.	Target Adjusted Contribution of $2.15 billion for Actavis Pharma resulted in 103.3% of the target opportunity being payable to Mr. Olafsson based on Segment Contribution for Actavis Pharma. The Compensation Committee adjusted this percentage upwards to 110.0% in order to account for the effects of changes that were made to the businesses in 2013 which are expected to enhance the long-term business but which may have reduced Actavis Pharma’s Adjusted Contribution amount in 2013.

3.	Target Adjusted Contribution of $106.1 million for Global Brands resulted in 135.5% of the target opportunity being payable to Mr. Wilkinson based on Segment Contribution for Global Brands. The Compensation Committee adjusted this percentage downwards to 120.0% to reflect the Compensation Committee’s determination that decreased research and development expense had contributed to Global Brands Adjusted Contribution amount in 2013.

Individual Performance. The Compensation Committee also recognizes that individual performance is a key element to consider in determining the overall cash incentive award available to an executive. To this end, our Chief Executive Officer reviews the performance of each of our Named Executive Officers (other than himself) on the basis of specific objective and subjective factors and makes recommendations to the Compensation Committee concerning their compensation, including with respect to adjustments to their target cash bonus payments. No specific weight is assigned to any of the factors considered.

In 2013, the adjustment to reflect individual performance could have been a multiplier ranging from 0% to 150% of a Named Executive Officer’s bonus as otherwise determined based on the Corporate Financial Performance and Segment Contribution Goals. The Compensation Committee takes the Chief Executive Officer’s recommendations into account in determining adjustments to annual cash incentive awards. The Chief Executive Officer’s bonus is subject to a similar adjustment based on his individual performance, which is determined by the Compensation Committee.

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Mr. Bisaro’s individual performance adjustment for 2013 was based on the Compensation Committee’s assessment of his success in implementing the following strategic goals:

i.	Continuing to strengthen all the components of the Company’s diversified businesses – Actavis Pharma, Actavis Specialty Brands and Actavis Global Operations through organic growth and business development opportunities;

ii.	Ensuring that the Company continues to successfully capture the value of its strategic investments, including synergies;

iii.	Ensuring that the Company continues to invest and ultimately capture the value from its organic growth drivers, particularly through robust investment in R&D;

iv.	Continue the optimization of the Company’s global supply chain;

v.	Continuously improve the Company’s quality systems;

vi.	Continue to recruit and retain key executives across the expanded global footprint and develop and maintain succession plans for our senior leaders; and

vii.	Continue to effectively communicate with domestic and international stockholders and prospective stockholders regarding the investment value of Actavis.

Performance Goals of Other NEOs. In consultation with the Compensation Committee, our Chief Executive Officer assigned specific individual performance goals for 2013 to our other NEOs that were tailored to the scope and nature of their responsibilities and the business segment(s) they serve.

Retention Bonuses

On November 5, 2013, the Compensation Committee approved the grant of retention bonuses payable in cash to the Named Executive Officers and certain other officers of the Company (the “Retention Awards”). The Compensation Committee determined that it was in the best interests of the Company to grant the Retention Awards in order to ensure such officers’ continued retention and service to the Company. As described in “Acceleration of Equity Awards in Connection with the Warner Chilcott Acquisition” below on page 32, the Board of Directors determined it was appropriate to provide new incentive and retention arrangements for the NEOs following the acceleration of their equity awards in the Warner Chilcott Acquisition.

The total retention bonus amounts payable to each of the NEOs are set forth in the table below next to such officer’s name:

Paul M. Bisaro	President & CEO	$ 5,000,000
Sigurdur Olafsson	President, Actavis Pharma	$ 4,000,000
Robert A. Stewart	President, Global Operations	$ 3,000,000
G. Frederick Wilkinson	President, Actavis Global Research and Development	$ 2,000,000
R. Todd Joyce	Chief Financial Officer - Global	$ 1,000,000

The Retention Awards provide that the officer must be employed as a regular full-time employee by the Company or one of its subsidiaries on the applicable vesting date, except as otherwise described below. Awards of $1,000,000 or less will vest 100% on January 1, 2015 and will be payable, less appropriate withholding of taxes, no later than March 1, 2015. Awards in excess of $1,000,000 will vest 50% on January 1, 2015 and 50% on January 1, 2016, and will in each case be payable, less appropriate withholding of taxes, within 60 days of the date such vesting occurs. In the event an officer’s employment is terminated by the Company without cause or by the officer for good reason, in each case as defined in the relevant Retention Award agreements, or is terminated for death or disability, any unpaid portion of any outstanding Retention Award granted to the officer will become payable within 30 days following the date of such termination.

Special Bonus

On March 5, 2014, the Compensation Committee approved the payment of a discretionary bonus in cash (the “Special Bonus”) to Mr. Bisaro in the amount of $1,318,750. The Compensation Committee determined it was in the best interests of the Company to award the Special Bonus in recognition of the Company’s exceptional financial and strategic performance in 2013, including the acquisition and integration of Warner Chilcott in 2013.

LONG-TERM EQUITY INCENTIVES

The Compensation Committee believes that long-term equity-based incentive awards provide a valuable tool for aligning the interests of management with our shareholders and focusing management’s attention on our long-term growth. In addition, the Compensation Committee believes that equity-based awards are essential to attract and retain the talented professionals and managers needed for our continued success.

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OVERALL DESIGN AND MIX OF GRANT TYPES

The following table summarizes the overall design and mix of our annual long-term equity incentives granted in 2013:

Form of Award	Percentage of Total Target Long-Term Incentive Award Value	Purpose		Performance Measured	Earned and Vesting Periods
Time Award (time-vested restricted stock)	33.3%	• •	Encourages retention Fosters shareholder mentality among the executive team	———	4 year vesting, with 1/4 of the award vesting on each of the first, second, third and fourth anniversaries following grant date
Adjusted EBITDA Performance Award (restricted stock units)	33.3%	• •	Encourages retention Ties executive compensation to our operational performance	Adjusted EBITDA	Earned at end of one-year performance period based on Adjusted EBITDA; once earned, subject to time-based vesting: 1/4 of the award vests on each of the first, second, third and fourth anniversaries of grant date
TSR Performance Award (restricted stock units)	33.3%	• •	Encourages retention Ties executive compensation to our long-term market performance	TSR	Earned and vest after three-year performance period based on TSR

Since 2011, the percentage mix described in the chart above is based on the dollar value of the awards granted; prior to that year, we granted equity awards according to fixed share number guidelines. With the advice and assistance of F.W. Cook, we shifted to fixed dollar awards to create better alignment between the intended target value of awards and the value actually delivered on the grant date.

We began granting TSR Performance Awards in 2011. The Company’s “TSR” refers to the Company’s share price performance (and dividends, if any) ranked relative to the performance of its peer company group during the relevant period. Prior to 2011, we granted only Time Awards and Adjusted EBITDA Performance Awards. We believe that the use of both TSR and Adjusted EBITDA measures balances operational and market performance and focuses executives on the Company’s strategic business goal of cash generation as well as the Company’s performance compared to a broad index of companies.

In addition to our regular annual equity grants, on March 6, 2013, the Company also awarded special retention stock option grants to Messrs. Olaffson and Stewart. We believe the ten year term and vesting schedule (50% vesting after three years and 50% vesting after 5 years) of these stock options provided additional incentives to these individuals to remain with the Company and to focus on long-term growth and corporate financial performance. However, because all of the equity awards held by our NEOs were accelerated in connection with the closing of the Warner Chilcott Acquisition, as described in “Acceleration of Equity Awards in Connection with the Warner Chilcott Acquisition” on page 32 below, these special retention stock option grants are no longer outstanding.

2013 TIME AWARDS

One-third of the aggregate dollar value of our NEOs’ annual equity awards granted in 2013 was in the form of time-based vesting restricted stock awards (“Time Awards”). The actual number of shares granted was determined on the basis of the Company’s closing share price on the date of grant. Once granted, the awards vest based solely on continued service with the Company, with 1/4 of the award vesting on each of the first, second, third and fourth anniversaries of the grant date.

Because all of the Time Awards held by our NEOs were accelerated in connection with the closing of the Warner Chilcott Acquisition, as described in “Acceleration of Equity Awards in Connection with the Warner Chilcott Acquisition” on page 32 below, none of these awards remain currently outstanding.

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2013 ADJUSTED EBITDA PERFORMANCE AWARDS

One-third of the aggregate dollar value of our NEOs’ annual equity awards granted in 2013 was in the form of one-year Company performance restricted stock unit grants (each, an “Adjusted EBITDA Performance Award”). The Adjusted EBITDA Performance Awards are earned based on Adjusted EBITDA performance against target during 2013. The number of shares that can be earned may range from 0% to 150% of the target, depending on performance (with interpolation between performance levels) as follows:

Adjusted EBITDA	Percentage of Target Shares Earned
Below $1.525 billion (80% of target Adjusted EBITDA)	None
$1.525 billion (80% of target Adjusted EBITDA, Base Threshold)	50%
$1.906 billion (Target)	100%
$2.516 billion (132% of target Adjusted EBITDA, Upper Threshold) (or higher)	150%

Once earned, Adjusted EBITDA Performance Awards will settle in the form of restricted shares and continue to be subject to time-based vesting of 1/4 of the award on each of the first, second, third and fourth anniversaries of the grant date (which equates to the conclusion of the 1-year performance period and one, two, and three years, respectively, following the conclusion of the 1-year performance period).

In connection with the closing of the Warner Chilcott Acquisition, as described in “Acceleration of Equity Awards in Connection with the Warner Chilcott Acquisition” on page 32 below, all of the Adjusted EBITDA Performance awards held by our NEOs were accelerated and none of these awards remain currently outstanding. 2013 Adjusted EBITDA Performance awards were deemed earned at 100% based on the Adjusted EBITDA value most recently reported by the Company prior to the closing of the Warner Chilcott Acquisition and annualized.

2013 TSR PERFORMANCE AWARDS

One-third of the aggregate dollar value of our NEOs’ annual equity awards granted in 2013 was in the form of restricted stock unit awards to be earned based on the Company’s TSR for the 3-year performance period from January 2013 through December 2015 relative to the Company’s peer company group (each, a “TSR Performance Award”). Earned TSR Performance Awards vest at the end of the 3-year performance period and will be settled as soon as administratively feasible thereafter. The number of shares that may be earned may range from 0% to 150% of the target, depending on performance (with linear interpolation between performance levels) as follows:

TSR	Percentage of Target Shares Earned
Below 25th percentile of peer group	None
25th percentile of peer group (Base Threshold)	25%
50th percentile of peer group (Target)	100%
75th percentile of peer group (Upper Threshold)	150%

In the event that the Company has a negative TSR on an absolute basis at the end of the three-year performance period, then the maximum number of shares that could be earned, regardless of the Company’s TSR relative to its peer company group, would be 100% of target.

In 2011 and prior years, we used the same peer group for purposes of the TSR Performance Awards as we used in setting compensation generally, as described above. Beginning in 2012, we used a different peer group for purposes of the TSR Performance Awards. This peer group consists of companies in the Standard & Poors Healthcare Index sharing the same six-digit Global Industry Classification number as that of the Company. This peer group was selected in order to ensure that the Company’s performance can be measured consistently and transparently over the long term against an appropriate index of companies in our industry. Using a peer group based on a relevant index as opposed to a smaller group of peer companies selected at the beginning of a given three year period will also enable us to avoid situations in which, at the end of a given three year period, our peer group of companies has either been significantly diminished as a result of industry consolidation, or as the businesses of members of the peer group evolve in ways that make them unsuitable for inclusion in our peer company group. For purposes of evaluating the competitiveness of our overall executive compensation, however, we use a smaller group of peer companies with businesses that are generally similar to ours and which have comparable market capitalization and revenues, as further described under “Market Competitiveness Review,” above. We believe that this carefully focused group of peer companies provides us with relevant data on compensation paid to executives performing similar functions to our NEOs in similar companies that we believe we compete with for executive talent.

Because all of the TSR Performance Awards held by our NEOs were accelerated in connection with the closing of the Warner Chilcott Acquisition, as described in “Acceleration of Equity Awards in Connection with the Warner Chilcott Acquisition” on page 32 below, none of these awards remain currently outstanding. Each of the 2011, 2012 and 2013 TSR Performance Awards were deemed earned at 150%, based on (i) an assumed last day of the three-year performance period of September 23, 2013 and an assumed ending stock price of the average closing sales price per share for the 30 business day period ending on September 23, 2013 and (ii) a review of our TSR for the modified performance periods against the peer group during the same modified performance periods, which in each case exceeded 75% of the peer group.

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DETERMINATION OF 2014 TARGET LONG-TERM INCENTIVE AWARD VALUES

The Compensation Committee anticipates it will award long-term incentive awards for fiscal year 2014 to the Named Executive Officers following the six month period after the closing of the Warner Chilcott Acquisition, consistent with the form and mix of awards granted to the Named Executive Officers in prior years.

In determining the size of equity-based grants, the Compensation Committee considers the number of shares available under The 2013 Incentive Award Plan of Actavis plc (the “Equity Award Plan”), the potential dilutive impact of such grants on our shareholders, the individual’s position with us, the appropriate allocation of such grants based on individual and corporate performance, and the level of grants awarded by our peers.

Equity Grant Timing

Our Named Executive Officers generally receive equity-based grants when they join us and annually thereafter as part of the Compensation Committee’s determination of the executive officers’ annual total compensation. Annual equity grants are typically determined in the first quarter of each calendar year. All equity awards are approved before or on the date of grant. The date of the meetings at which the annual grants are made is set in March of the preceding year.

Stock Ownership Guidelines

In order to better align the interests of our Board and management with those of our shareholders in a fair and reasonable manner, as well as to implement what we believe is a corporate governance “best practice,” we adopted share ownership guidelines for our senior executives in 2011.

Each of the following individuals is required to own shares in the Company with a value equal to the following multiple of his or her base salary:

Executive Level	Market Value of Ordinary Shares Required to be Owned as a Multiple of Base Salary
Chief Executive Officer	4x
Division Presidents (including all other NEOs)	2x
Senior Vice Presidents	1x

Shares counted toward the stock ownership requirements include: (i) vested ordinary shares held of record or in a brokerage account by the individual or his or her spouse; and (ii) unvested restricted stock. Outstanding stock options and performance awards with respect to which the actual number of shares to be awarded have not yet been determined do not count toward satisfaction of the ownership requirements. Our Named Executive Officers are all currently in compliance with the Company’s stock ownership guidelines.

Prohibitions on Hedging and Pledging of Our Shares

Our insider trading policy prohibits any Named Executive Officer or any other officer or employee subject to its terms from entering into short sales or derivative transactions to hedge their economic exposure to our shares. In addition, these officers and employees are prohibited from pledging our shares as security for any loan.

ACCELERATION OF EQUITY AWARDS IN CONNECTION WITH THE WARNER CHILCOTT ACQUISITION

The Compensation Committee reviewed the rationale underlying the decision by the Actavis, Inc. Board of Directors to accelerate the vesting of the Section 16 officers’ equity awards in connection with the Warner Chilcott Acquisition, as well as the implications of US Internal Revenue Code Section 4985 (which would have imposed a 15% excise tax being levied on the value of the unvested portion of each of Actavis, Inc.’s Section 16 officer’s and director’s equity awards).

In approving the Warner Chilcott Acquisition, the Actavis, Inc. Board of Directors carefully considered the potential impact of the imposition of the Section 4985 excise tax on Actavis, Inc.’s Section 16 officers and directors, including the current NEOs, determining that it would not have been appropriate to permit a significant burden arising from a transaction that was in the interests of stockholders to be imposed on the individuals most responsible for consummating the transaction and ensuring the success of the combined companies. Given two possible approaches for mitigating the impact of the Section 4985 excise tax (either (a) “grossing-up” the Section 16 reporting officers and directors of Actavis, Inc. for the Section 4985 excise tax payable as a result of the transaction, or (b) accelerating the vesting of these officers’ and directors’ equity awards), the Actavis, Inc. board of directors determined that accelerating the vesting of these individuals’ equity awards would be less costly and more tax efficient for the Company than a “gross-up.” The Actavis, Inc. board of directors had also considered that, following the acquisition, the Company would be able to provide appropriate new incentive and retention arrangements for Section 16 reporting officers without triggering the Section 4985 excise tax. See “—Retention Bonuses” on page 29 above for a description of the retention bonuses which were granted following the closing of the Warner Chilcott Acquisition.

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The tables below set forth the compensation that is based on or otherwise relates to the Warner Chilcott Acquisition and that became payable to each of our NEOs in connection with the Warner Chilcott Acquisition, which closed on October 1, 2013.

Named Executive Officers	Equity Awards ($)(1)
Paul M. Bisaro	45,062,496
R. Todd Joyce	12,526,416
Robert A. Stewart	21,306,444
Sigurdur Olafsson	25,376,232
G. Frederick Wilkinson	12,062,880
(1)	The amounts in this column reflect the value of the accelerated vesting of the Named Executive Officer’s unvested equity awards that occurred immediately prior to the effective time, as provided by the transaction agreement in the Warner Chilcott Acquisition. In connection with the Warner Chilcott Acquisition, the Named Executive Officers were entitled to receive our ordinary shares in exchange for Actavis, Inc. equity awards and not cash payments. The acceleration of these equity awards was deemed to be “single-trigger” because it occurred immediately prior to the effective time and was not conditioned upon a termination or resignation of service. The following table breaks down these amounts by type of award. The values in the following table were calculated using a price per share of $144.00, the September 30, 2013 closing price per share of Actavis, Inc. common shares. The estimated aggregate value of these interests was approximately $116.3 million net of any applicable exercise price, or approximately $56.0 million net of any applicable exercise price and estimated tax withholdings.

Name	Stock Options ($)(a)	Time-Based Restricted Stock ($)	Performance-Based Restricted Stock ($)(b)	Performance-Based Restricted Share Units ($)(c)	Total ($)
Paul M. Bisaro	—	18,141,408	2,406,528	24,514,560	45,062,496
R. Todd Joyce	—	5,242,896	601,632	6,681,888	12,526,416
Robert A. Stewart	4,285,500	8,578,080	788,688	7,654,176	21,306,444
Sigurdur Olafsson	8,571,000	8,452,368	722,016	7,630,848	25,376,232
G. Frederick Wilkinson	—	4,575,744	722,016	6,765,120	12,062,880
TOTAL					116,334,468
(a)	The value of each unvested option was calculated in accordance with SEC rules as the difference between (a) $144.00 (the September 30, 2013 closing price per share of Actavis, Inc. common shares) and (b) its exercise price.

(b)	Restricted stock awards subject to performance-based vesting were already earned pursuant to their terms based on performance in fiscal years 2010 and 2011, and were only subject to time-based vesting.

(c)	2012 Adjusted EBITDA Performance Awards were earned at 103.4% for performance in 2012. 2013 Adjusted EBITDA Performance awards were deemed earned at 100% based on the Adjusted EBITDA value most recently reported by the Company prior to the closing of the Warner Chilcott Acquisition and annualized. Each of the 2011, 2012 and 2013 TSR Performance Awards were deemed earned at 150%, based on (i) an assumed last day of the three-year performance period of September 23, 2013 and an assumed ending stock price of the average closing sales price per share for the 30 business day period ending on September 23, 2013 and (ii) a review of our TSR for the modified performance periods against the peer group during the same modified performance periods, which in each case exceeded 75% of the peer group.

The incremental fair value, as determined in accordance with ASC 718, associated with the modification of the TSR Performance Awards held by the NEOs in connection with the full acceleration of vesting in connection with the Warner Chilcott Acquisition, is described in the “2013 Grants of Plan-Based Awards” table on page 39 below. There was no incremental fair value, as determined in accordance with ASC 718, associated with the modification of the Time Awards or the Adjusted EBITDA Performance Awards in connection with the full acceleration.

PERQUISITES AND OTHER PERSONAL BENEFITS

We provide our Named Executive Officers with perquisites and other personal benefits that we believe have a business purpose and are reasonable and consistent with our overall compensation program and better enable us to attract and retain superior employees for key positions. The Compensation Committee believes these benefits and perquisites provide a more tangible incentive with a greater perceived value than an equivalent amount of cash compensation.

The Named Executive Officers are provided with a monthly car allowance, mandatory annual physical exams, partial reimbursement for financial planning assistance, and participation in the plans and programs described below under the heading “Other Benefits — Generally Available Benefits.”

The car allowance is intended to cover expenses related to the lease, purchase, insurance and maintenance of a vehicle. It is provided in recognition of the need to have executive officers visit customers, business partners and other stakeholders in order to fulfill their job responsibilities. The mandatory annual physical exams are required to monitor the physical health of our executives and to discover potential health issues that could interfere with their duties at the Company. The financial planning assistance covers 50% of eligible expenses resulting from financial, estate and tax planning up to a maximum of $3,000 per year. We believe that it is in its best interest for the executives to have professional assistance in managing their total compensation so that they can focus their full attention on growing and managing the business. The Company believes that providing relocation benefits is consistent

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with market practices and supports its goal of fostering cohesion and communication among its senior executives.

In connection with the November 2012 amendment and restatement of Mr. Bisaro’s employment agreement, we added a provision allowing personal use of the Company’s aircraft by him and his family members and guests traveling with him in an amount not to exceed $110,000 per year. We believe that the use of corporate aircraft provides for a more efficient use of Mr. Bisaro’s time and also provides a more secure traveling environment where sensitive business issues may be discussed.

All taxes payable on the value of the benefits described above are borne by the recipient of such benefits.

OTHER BENEFITS

Generally Available Benefits

We provide the following benefits to our Named Executive Officers generally on the same basis as the benefits provided to all employees:

•	Health, dental and vision insurance;

•	Life insurance;

•	Short- and long-term disability;

•	Educational assistance; and

•	401(k) plan.

Executive Compensation Deferral Program

Our Named Executive Officers, in addition to certain other U.S.-based eligible management level employees, are entitled to participate in our Executive Deferred Compensation Plan. We believe that, because the Company does not offer a defined benefit pension plan, such a deferred compensation arrangement should be included as a component of a market competitive compensation program to assist participants in planning and saving for their retirement. Pursuant to our Executive Deferred Compensation Plan, eligible employees may defer from 1% to 80% of their salary and from 1% to 80% of their annual cash incentive award, if any, each year.

We match 50% of the first 2% an employee defers in accordance with this Plan. Vesting of the matched amount is based on an employee’s years of service with us. If an employee has been with us for less than one year, none of the matched amount is vested. Vesting thereafter occurs 33% per year, such that employees who have been with us for more than 3 years are 100% vested in the matched amount.

All contributions to our Executive Deferred Compensation Plan have a guaranteed fixed interest rate of return. This guaranteed rate is adjusted annually based on the Prime interest rate published in the Wall Street Journal on the first business day of November. In 2013, the guaranteed interest rate was 3.25%.

Severance Benefits

Pursuant to each of our Named Executive Officer’s respective employment agreements or other terms of employment, in the event of termination of employment by us without cause, or if the Named Executive Officer resigns for good reason, we will provide the Named Executive Officer with severance compensation and benefits, including a lump sum severance payment (or, in the case of Messrs. Olafsson, Stewart and Wilkinson, bi-weekly salary continuation during the applicable period) that varies among the Named Executive Officers, a prorated bonus for certain Named Executive Officers and continued group health insurance benefits and outplacement services for a specified period of time. The severance benefits are designed to retain our executive officers by providing them with security in the event of a termination of employment without cause or resignation for good reason.

If the termination of employment by us without cause or by the Named Executive Officer for good reason occurs within specified periods before or following a change-in-control, certain of the Named Executive Officers are entitled to increased cash severance benefits and all of the Named Executive Officers are entitled to the immediate vesting of any unvested equity awards held. These cash and equity benefits are payable only upon a double trigger — there must be a change-in-control and a termination or resignation for good reason. We believe this approach to be in our best interests in that it (1) provides a retention incentive to our Named Executive Officers who may be faced with the potential of job loss following a change-in-control and (2) affords any successor entity the opportunity to retain any or all Named Executive Officers following such a change-in-control.

In addition, in the event of a termination as a result of a change-in-control of the Company, Mr. Joyce is also entitled to receive a gross-up payment to compensate him for any excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code (described further under “Tax Considerations” below). Such gross-up was provided for in Mr. Joyce’s employment agreement which was entered into prior to 2010 and has not been enhanced since such entry. In connection with the November 2012 amendment and restatement of Mr. Bisaro’s employment agreement, we replaced his entitlement to an excise tax gross-up payment with a “best net” provision that his payments will be reduced if excise taxes would

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otherwise be triggered, to the extent that such a reduction results in a greater after-tax amount for him. The Company does not plan to include any gross-up payments in any future arrangements.

Further information on the severance compensation and benefits is provided under “Potential Payments Upon Termination or Change-in-Control” beginning on page 43.

CLAWBACK POLICIES; RECOUPMENT OF INCENTIVE COMPENSATION

Pursuant to Mr. Bisaro’s amended and restated employment agreement with the Company, in the event of a significant restatement of the Company’s financial statements (other than due to a change in generally accepted accounting rules or their interpretation by the Company’s auditors, or as a result of events the Board determines were beyond Mr. Bisaro’s control and responsibility) occurring at any time up to three years following the termination of Mr. Bisaro’s employment with the Company, the Board will review all compensation that was provided to him on the basis of having met or exceeded specific performance targets for performance periods beginning after January 1, 2009 that occur during the restatement period. To the extent permitted by applicable law, the Board will seek to recoup from Mr. Bisaro the amount by which his incentive compensation for the relevant period exceeded the lower payment he would have received based on the restated financial results on a net after-tax basis, plus a reasonable rate of interest. However, the Board will not seek to recoup incentive compensation paid more than three (3) years before the date such restatement is disclosed. The foregoing would apply to amounts received by Mr. Bisaro in the form of both his annual cash incentive award and his performance-based equity awards.

In addition to the recoupment provision in Mr. Bisaro’s employment agreement, the 162(m) Plan also provides that the Compensation Committee has the discretion to require a participant to repay the income, if any, derived from an award under the plan in the event of a restatement of the Company’s financial results within three years after payment of such award to correct a material error that is determined by the Compensation Committee to be the result of fraud or intentional misconduct.

These clawback policies help ensure that incentive compensation is payable only if the applicable underlying performance goals are met, consistent with our pay-for-performance philosophy.

TAX CONSIDERATIONS

Policy on Deductibility of Executive Compensation

In establishing total compensation for the executive officers, the Compensation Committee considers the effect of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction for compensation over $1 million paid for any fiscal year to the Chief Executive Officer and the three other highest paid executive officers other than the Chief Financial Officer unless the compensation qualifies as performance-based. While the Compensation Committee generally seeks to preserve the deductibility of most compensation paid to executive officers, the primary objective of the compensation program is to support the Company’s business strategy. Thus, the Compensation Committee believes it should have flexibility in awarding compensation, even though some compensation awards may result in non-deductible compensation expenses, and accordingly the Compensation Committee may, in its judgment, provide for non-deductible compensation awards.

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Compensation Committee Report

The Compensation Committee of Actavis has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

THE COMPENSATION COMMITTEE

Ronald R. Taylor, Chairman
Christopher W. Bodine
Tamar D. Howson
Jiri Michal

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Summary Compensation Table

The following table sets forth certain information regarding the annual and long-term compensation for services rendered to the Company in all capacities with respect to the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013 of our Named Executive Officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)
Paul M. Bisaro	2013	1,276,923	1,318,750	6,011,652	—	2,681,250	—	92,497	11,381,072
President and Chief Executive Officer	2012	1,200,000	1,200,840	4,394,209	—	1,779,160	—	85,100	8,679,309
	2011	1,153,846	—	4,663,373	—	2,000,000	—	52,122	7,869,341
R. Todd Joyce	2013	557,289	—	1,750,254	—	641,061	—	50,828	2,999,432
Chief Financial Officer – Global	2012	502,498	—	1,686,427	—	488,886	—	39,026	2,716,837
	2011	472,881	—	1,364,708	—	426,566	—	32,340	2,296,495
Sigurdur Olafsson	2013	735,641	—	1,999,677	3,243,885	1,002,375	—	389,517	7,371,095
President – Actavis Pharma	2012	681,674	—	2,568,245	—	726,717	—	38,557	4,015,193
	2011	658,712	350,000	1,399,021	—	639,072	—	25,949	3,072,754
Robert A. Stewart	2013	639,504	—	1,902,031	1,621,943	1,000,350	—	52,650	5,216,478
President – Global Operations	2012	590,692	—	2,568,245	—	660,953	—	42,390	3,862,280
	2011	534,315	—	1,528,543	—	567,265	—	28,261	2,658,384
G. Frederick Wilkinson	2013	651,678	—	1,748,964	—	882,767	—	37,394	3,320,803
President – Actavis Global	2012	634,096	—	1,348,550	—	495,847	—	50,495	2,528,988
Research and Development	2011	620,292	—	1,399,021	—	468,835	—	32,086	2,520,234
(1)	Salary includes annual salary and cash paid in lieu of vacation and reflects salary merit increases, as described on page 26, effective as of March 29, 2013. Amounts include cash compensation earned but deferred, as applicable, under the Company’s deferred compensation plan. Participants in these plans may defer receipt of portions of salary and/or annual non-equity incentive plan compensation earned for the year into Actavis’ Executive Deferred Compensation Plan. Actavis’ Executive Deferred Compensation Plan is discussed in further detail above under “Executive Compensation Deferral Program” under the heading “Compensation Discussion and Analysis” on page 34 and below under the heading “2013 Nonqualified Deferred Compensation” on page 42.

(2)	Bonus amounts for 2013 include the Special Bonus paid to Mr. Bisaro in March 2014 with respect to 2013, as described under “—Special Bonus” on page 29 above.

(3)	Stock awards for 2013 represent (i) the aggregate grant date fair value of 2013 restricted stock and restricted stock unit grants issued pursuant to Time Awards, Adjusted EBITDA Performance Awards and TSR Performance Awards, in each case computed in accordance with FASB ASC Topic 718 and (ii) the incremental fair value, as determined in accordance with ASC 718, associated with the modification of the TSR Performance Awards held by the NEOs in connection with the full acceleration of vesting in connection with the Warner Chilcott Acquisition, which is described under “Acceleration of Equity Awards in Connection with the Warner Chilcott Acquisition” on page 32 above. There was no incremental fair value, as determined in accordance with ASC 718, associated with the modification of the Time Awards or the Adjusted EBITDA Performance Awards. The grant date fair value of restricted stock and restricted stock unit grants issued pursuant to the 2013 Time Awards and Adjusted EBITDA Performance Awards is based on the fair market value of our common stock of $86.86 on the issuance date of March 6, 2013. The grant date fair value of the TSR Performance Awards is based on a valuation of the expected target payout for those awards on the date those awards were granted using “Monte Carlo” valuation methodology. Using this methodology, the per share grant date fair value of our common stock, based on a market price of $86.86 on the issuance date of March 6, 2013 was $71.90. The maximum possible value of the Adjusted EBITDA Performance Awards on the date they were granted was as follows: $3,000,058 for Mr. Bisaro, $875,028 for Mr. Joyce, $1,000,019 for Mr. Olafsson, $949,988 for Mr. Stewart and $875,028 for Mr. Wilkinson. The maximum possible value of the TSR Performance Awards on the date they were granted was as follows: $2,483,282 for Mr. Bisaro, $724,249 for Mr. Joyce, $827,857 for Mr. Olafsson, $786,442 for Mr. Stewart and $724,249 for Mr. Wilkinson. For additional discussion on the assumptions used in determining fair value and the accounting for restricted stock and restricted stock unit awards, see Share-Based Compensation in Note 3 and Note 5 to the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

(4)	The dollar amounts represent the aggregate grant date fair value of the stock option awards granted during the indicated fiscal year, as determined in accordance with ASC 718. The grant date fair value of options is based on a Black-Scholes grant date fair value of $21.63 per share. The closing share price on the date of issuance was $86.86 per share. All such Option Awards were accelerated in connection with the closing of the Warner Chilcott Acquisition, as described in “Acceleration of Equity Awards in Connection with the Warner Chilcott Acquisition” on page 32 above. There was no incremental fair value, as determined in accordance with ASC 718, associated with the modification of the Option Awards in connection with the full acceleration of our equity awards in the Warner Chilcott Acquisition.

(5)	Non-equity incentive plan compensation represents payment under our annual cash incentives award program for the fiscal year stated but paid in March of the following year. For additional discussion on our annual cash incentive award program, see “Annual Cash Incentive Awards” above under the heading “Compensation Discussion and Analysis” on page 26 and below under the heading “2013 Grants of Plan-Based Awards” on page 39.

(6)	No amounts have been included in this column with respect to earnings credited on contributions to our Executive Deferred Compensation Plan, because those earnings are not above-market or preferential. We do not offer a defined benefit pension plan for our Named Executive Officers or other employees.

(7)	Total other compensation for 2013 consisted of car allowances, Company matches under our 401(k) plan and our deferred compensation plan, group life insurance coverage and other perquisites as follows:

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	Car	401(k)	Deferred Compensation	Group Term Life		Financial Planning	Tax Indemnification	Other Perquisites	Total Other
Name	Allowance	Match	Match	Insurance	Relocation	Reimbursement	(a)	(b)	Compensation
Paul M. Bisaro	15,000	20,000	30,761	2,622	—	—	—	24,114	92,497
R. Todd Joyce	12,000	20,000	10,462	4,997	—	—	—	3,369	50,828
Sigurdur Olafsson	12,000	17,500	14,624	1,710	83,741	—	255,452	4,490	389,517
Robert A. Stewart	12,000	17,500	13,005	1,710	—	575	—	7,860	52,650
G. Frederick Wilkinson	12,000	9,016	11,475	4,903	—	—	—	—	37,394
(a)	Tax indemnification represents a tax indemnification payment for certain personal Icelandic tax liability that was grossed up for US payroll taxes in accordance with a tax indemnity agreement.

(b)	Amounts shown in the “Other Perquisites” column represent the incremental costs to us associated with the executive’s personal use of our aircraft. Incremental costs include fuel costs, landing and parking fees, customs and handling charges, per hour accruals for maintenance service plans, passenger catering and ground transportation, crew travel expenses and other trip-related variable costs (including fees for contract crew members and the use of our fractional jet interest). Because our aircraft are used primarily for business travel, incremental costs exclude fixed costs that do not change based on usage, such as pilots’ salaries, aircraft purchase or lease costs, fractional jet interest management fees, home-base hangar costs and certain maintenance fees.

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2013 Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to the Named Executive Officers for 2013:

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock	All Other
		Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Awards: Number of Shares of Stock or Units	Option Awards Number of Securities Underlying	Grant Date Fair Value of Stock and Option Awards	Incremental Fair Value of Modified TSR Performance Awards
Name	Award Type	Date		($)	($)	($)	(#)	(#)	(#)	(#)	Options	($)	($)
(a)		(b)		(c)	(d)	(e)	(c)	(d)	(e)	(f)		(i)
Paul M. Bisaro	Non-Equity Incentive Plan Award	3/6/13	(1)			7,000,000
	Time Awards	3/6/13	(2)							23,026		2,000,038
	Adjusted EBITDA Performance Awards	3/6/13	(3)				11,513	23,026	34,539			2,000,038
	TSR Performance Awards	3/6/13	(4)				5,756	23,025	34,538			1,655,498	229,099
	Modified TSR Performance Award	3/8/12	(4)										109,189
	Modified TSR Performance Award	3/2/11	(4)										17,790
R. Todd Joyce	Annual Cash Incentive Awards	3/6/13	(1)			6,416,000
	Time Awards	3/6/13	(2)							6,716		583,352
	Adjusted EBITDA Performance Awards	3/6/13	(3)				3,358	6,716	10,074			583,352
	TSR Performance Awards	3/6/13	(4)				1,679	6,715	10,073			482,809	66,814
	Modified TSR Performance Award	3/8/12	(4)										29,480
	Modified TSR Performance Award	3/2/11	(4)										4,447
Sigurdur Olafsson	Annual Cash Incentive Awards	3/6/13	(1)			6,416,000
	Time Awards	3/6/13	(2)							7,675		666,651
	Adjusted EBITDA Performance Awards	3/6/13	(3)				3,838	7,675	11,513			666,651
	TSR Performance Awards	3/6/13	(4)				1,919	7,676	11,514			551,904	76,376
	Option Award	3/6/13	(5)								150,000	3,243,885
	Modified TSR Performance Award	3/8/12	(4)										32,758
	Modified TSR Performance Award	3/2/11	(4)										5,337
Robert A. Stewart	Annual Cash Incentive Awards	3/6/13	(1)			6,416,000
	Time Awards	3/6/13	(2)							7,291		633,296
	Adjusted EBITDA Performance Awards	3/6/13	(3)				3,646	7,291	10,937			633,296
	TSR Performance Awards	3/6/13	(4)				1,823	7,292	10,938			524,295	72,555
	Option Award	3/6/13	(5)								75,000	1,621,943
	Modified TSR Performance Award	3/8/12	(4)										32,758
	Modified TSR Performance Award	3/2/11	(4)										5,831

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				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock	All Other
		Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Awards: Number of Shares of Stock or Units	Option Awards Number of Securities Underlying	Grant Date Fair Value of Stock and Option Awards	Incremental Fair Value of Modified TSR Performance Awards
Name	Award Type	Date		($)	($)	($)	(#)	(#)	(#)	(#)	Options	($)	($)
(a)		(b)		(c)	(d)	(e)	(c)	(d)	(e)	(f)		(i)
G. Frederick Wilkinson	Annual Cash Incentive Awards	3/6/13	(1)			6,416,000
	Time Awards	3/6/13	(2)							6,716		583,352
	Adjusted EBITDA Performance Awards	3/6/13	(3)				3,358	6,716	10,074			583,352
	TSR Performance Awards	3/6/13	(4)				1,679	6,715	10,073			482,809	66,814
	Modified TSR Performance Award	3/8/12	(4)										27,300
	Modified TSR Performance Award	3/2/11	(4)										5,337
(1)	Annual Cash Incentive Awards: The “maximum” amounts shown in the table reflect the largest possible payouts to our Named Executive Officers under our 162(m) Plan for the 2013 performance period based on operating income, as defined under that plan. There are no thresholds or targets under the 162(m) Plan. The 162(m) Plan provides the Compensation Committee with the ability to use negative discretion to award any amount that does not exceed the maximum. The Compensation Committee’s practice has been to exercise such discretion to reduce the maximum 162(m) Plan award payable to each Named Executive Officer by applying the performance goals established under our Cash Bonus Program. The actual amounts awarded under our 162(m) Plan for 2013 are reported as “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” on page 37. For a description of the 162(m) Plan and the performance goals under the Cash Bonus Program, including the threshold, target and maximum possible payouts for our Named Executive Officers and the use of the Cash Bonus Program goals in the Compensation Committee’s exercise of negative discretion, see “Annual Cash Incentive Awards” on page 26. For additional discussion of our annual cash incentive award program, see “Annual Cash Incentive Awards” on page 26.

(2)	2013 Time Awards: Represents the restricted stock issued on March 6, 2013 pursuant to 2013 Time Awards. All such Time Awards were accelerated in connection with the closing of the Warner Chilcott Acquisition, as described in “Acceleration of Equity Awards in Connection with the Warner Chilcott Acquisition” on page 32 above. Restrictions were to lapse equally on the restricted stock grants on the first, second, third and fourth anniversaries of the grant date, subject to continued employment. The fair value of Time Award restricted stock grants is based on the fair market value of our common stock of $86.86 on the issuance date of March 6, 2013. There was no incremental fair value, as determined in accordance with ASC 718, associated with the modification of the Time Awards in connection with the full acceleration of our equity awards in the Warner Chilcott Acquisition.

(3)	Adjusted EBITDA Performance Awards: Represents the number of Adjusted EBITDA Performance Award shares issued in 2013 for the 2013 performance period based on 2013 Corporate Financial Performance as measured by Adjusted EBITDA. The Company provides performance-based annual equity incentive awards to our Chief Executive Officer under a compensation program administered by the Compensation Committee and for our other executive officers. Under these programs, our senior executive officers, including our Named Executive Officers, receive restricted stock units that settle in the form of restricted stock based on the Company’s performance during the fiscal year as measured by Adjusted EBITDA. The threshold value of the issuance represents the minimum level of performance for which issuances are authorized under the program and is equal to 50% of the target value of the issuances. Maximum payouts represent 150% of target value. Once earned, restricted shares underlying Adjusted EBITDA Performance Awards will continue to be subject to time based vesting of 25% on each of the first, second, third and fourth anniversaries of the beginning of the 1-year performance period. The grant date fair value of the 2013 Performance Awards is based on the expected target payout for those awards on the date those awards were granted. The fair market value of our common stock on the grant date of March 6, 2013 was $86.86. All such Adjusted EBITDA Performance Awards were accelerated in connection with the closing of the Warner Chilcott Acquisition, as described in “Acceleration of Equity Awards in Connection with the Warner Chilcott Acquisition” on page 32 above.There was no incremental fair value, as determined in accordance with ASC 718, associated with the modification of the Adjusted EBITDA Performance Awards in connection with the full acceleration of our equity awards in the Warner Chilcott Acquisition.

(4)	TSR Performance Awards: Under our equity incentive award programs, our senior executive officers, including our Named Executive Officers, receive an award of restricted stock units that vest based on the Company’s performance. The performance metric for the TSR Performance Awards granted in 2013 is the Company’s TSR for the 3-year performance period from January 2013 through December 2015 against the Company’s TSR peer company group. Earned TSR Performance Awards vest at the end of the 3-year performance period and will be settled as soon as administratively feasible thereafter. The grant date fair value of the TSR Performance Awards is based on a valuation of the expected target payout for those awards on the date those awards were granted using “Monte Carlo” valuation methodology. Using this methodology, the per share grant date fair value of our common stock, based on a market price of $86.86 on the issuance date of March 6, 2013, was $71.90. All outstanding TSR Performance Awards were accelerated in connection with the closing of the Warner Chilcott Acquisition, as described in “Acceleration of Equity Awards in Connection with the Warner Chilcott Acquisition” on page 32 above. The acceleration of the TSR Performance Awards was treated as an award modification that resulted in incremental fair value recorded in accordance with FASB ASC Topic 718.

(5)	Option Awards: The dollar amounts represent the aggregate grant date fair value of the stock option awards granted during the indicated fiscal year, as determined in accordance with ASC 718. The grant date fair value of options is based on a Black-Scholes grant date fair value of $21.63 per share. The closing share price on the date of issuance was $86.86 per share. All such Option Awards were accelerated in connection with the closing of the Warner Chilcott Acquisition, as described in “Acceleration of Equity Awards in Connection with the Warner Chilcott Acquisition” on page 32 above. There was no incremental fair value, as determined in accordance with ASC 718, associated with the modification of the Option Awards in connection with the full acceleration of our equity awards in the Warner Chilcott Acquisition.

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2013 Outstanding Equity Awards at Fiscal Year-End

Due to the acceleration of all of the outstanding equity awards held by the Company’s Section 16 officers, including the NEOs, in connection with the closing of the Warner Chilcott Acquisition, as described in “Acceleration of Equity Awards in Connection with the Warner Chilcott Acquisition” on page 32 above, there were no outstanding equity awards at December 31, 2013.

2013 Option Exercises and Stock Vested

The following table sets forth certain information with respect to each Named Executive Officer concerning the exercise of stock options and the vesting of stock awards during the fiscal year ended December 31, 2013:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Paul M. Bisaro	527,200	55,234,744	400,277	52,567,651
R. Todd Joyce	—	—	102,791	13,892,388
Sigurdur Olafsson	150,000	8,571,000	127,141	17,698,099
Robert A. Stewart	75,000	4,285,500	130,861	18,103,880
G. Frederick Wilkinson	—	—	104,053	14,110,138
(1)	Shares acquired on vesting are represented on a pre-tax basis.

(2)	Represents the closing market price of our ordinary shares the date of vesting multiplied by the number of shares that have vested.

See “Acceleration of Equity Awards in Connection with the Warner Chilcott Acquisition” on page 32 above for a description of the full acceleration of the equity awards held by the NEOs in connection with the Warner Chilcott Acquisition, which amounts are included in the table above.

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2013 Nonqualified Deferred Compensation

The following table sets forth the executive contributions, employer matches, earnings, withdrawals/distributions and account balances, where applicable, for the Named Executive Officers in the Executive Deferred Compensation Plan (the “Deferred Plan”), an unfunded, unsecured deferred compensation plan.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
(a)	(b)	(c)	(d)	(e)	(f)
Paul M. Bisaro	213,846	30,761	34,817	—	1,113,754
R. Todd Joyce	725,320	10,462	24,130	(570,954)	781,770
Sigurdur Olafsson	58,673	14,624	2,949	—	121,640
Robert A. Stewart	52,018	13,005	5,407	—	185,720
G. Frederick Wilkinson	101,719	11,475	9,229	—	318,473
(1)	Executive contributions reported in column (b) above include salary contributions for 2013, if any, and amounts related to non-equity incentive plan compensation earned in 2012 but paid in 2013. Any salary contributions included in column (b) are also reported in the “Salary” column for 2013 or the “Non-Equity Incentive Plan Compensation” column for 2012 in the Summary Compensation Table on page 37. Included in the amounts above representing non-equity plan contributions earned in 2012 but paid in 2013 was $150,000 for Mr. Bisaro, $391,109 for Mr. Joyce, $14,534 for Mr. Olafsson, $26,438 for Mr. Stewart and $49,585 for Mr. Wilkinson.

(2)	Registrant contributions reflect company matching contributions to the Deferred Plan in 2013. All Registrant contributions are reported in the “All Other Compensation” column for 2013 of the Summary Compensation Table on page 37.

(3)	Aggregate earnings represent 2012 deemed investment earnings at the guaranteed fixed interest rate for 2013 of 3.25%. No other investment alternatives for amounts deferred or credited are offered under the Deferred Plan.

(4)	Aggregate balance reflects balances within the Deferred Plan as of December 31, 2013. All amounts are fully vested for each Named Executive Officer.

Pursuant to the Deferred Plan, eligible employees may defer from 1% to 80% of their salary and from 1% to 80% of their annual cash incentive award, if any. We match 50% of the first 2% an employee defers in accordance with this Plan. Vesting of the matched amount is based on an employee’s years of service with us. If an employee has been with us for less than one year, none of the matched amount is vested. Vesting thereafter occurs 33% per year, such that employees who have been with us for more than 3 years are 100% vested in the matched amount.

All contributions to our Deferred Plan have a guaranteed fixed interest rate of return. This guaranteed rate is adjusted annually based on the Prime interest rate published in the Wall Street Journal on the first business day of November. In 2013, the guaranteed interest rate was 3.25%.

Assets in the Deferred Plan are distributed either (i) at separation of service as a result of retirement, disability, termination or death; or (ii) on a designated date elected by the participant. The Deferred Plan requires participants to make an annual distribution election with respect to the money to be deferred in the next calendar year. If a participant so elects, deferrals made in one year may be distributed as soon as the next year following the deferral election. Participants may elect to receive a distribution as a lump-sum cash payment or in installment payments paid over 2 to 15 years, as the participant elects. Bonus deferrals are credited to a participant’s account the year following the year in which the bonus is earned. As a result, bonus deferrals may not be distributed until the year following the year in which the bonus is paid to a participant and credited to his or her account. Per regulatory requirements, participants may not accelerate distributions from the Deferred Plan.

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Potential Payments Upon Termination or Change-in-Control

EXECUTIVE SEVERANCE AND CHANGE-IN-CONTROL AGREEMENTS

Each of our Named Executive Officers is party to an employment agreement or arrangement pursuant to which he is entitled to certain payments and benefits in the event of an involuntary termination without cause or the resignation of the executive for good reason, which differ depending on whether the termination is a “qualifying termination” in connection with a change-in-control. Mr. Bisaro is also entitled to certain additional payments and benefits in the event of certain other types of termination, as described below. Following is a summary of the termination and change-in-control provisions of each Named Executive Officer’s agreement or arrangement. Following such summary is a table estimating the values of the applicable payments and benefits, as well as the definitions of “change-in-control”, “cause”, “good reason” and “qualifying termination”, which differ slightly among the executives.

Paul M. Bisaro

Mr. Bisaro is entitled to the following payments and benefits in the event of a termination by us without cause or by Mr. Bisaro for good reason:

(1)	(A) if the termination is not a qualifying termination in connection with a change-in-control, a lump sum cash payment equal to the sum of (i) two times Mr. Bisaro’s then base salary and (ii) two times Mr. Bisaro’s target annual bonus for the year of termination or resignation and (B) if the termination is a qualifying termination in connection with a change in control, the sum of (i) three times Mr. Bisaro’s base salary and (ii) three times Mr. Bisaro’s target bonus for the year of termination or resignation;

(2)	continued group health benefits (medical, dental and vision) for Mr. Bisaro and Mr. Bisaro’s dependents for a period of up to 36 months; and

(3)	if the termination is a qualifying termination in connection with a change-in-control, accelerated vesting of all equity awards.

Mr. Bisaro is entitled to the same severance benefits if the Company elects not to renew the agreement at the end of his term of employment. He is also entitled to a prorated bonus based on actual company performance at the end of his employment agreement term in such case, or if, at the end of the term, he retires from the Company or does not agree to enter into a new employment agreement or amendment to the existing agreement extending his employment for a period of at least three years on substantially the same terms as his existing agreement. Finally, he is entitled to a prorated target bonus in the event of his death or disability.

In addition, Mr. Bisaro’s amended and restated agreement provides that Mr. Bisaro will be entitled to continued or accelerated vesting of his outstanding equity awards in certain circumstances upon his separation from employment with the Company outside of the change-in-control context. Specifically, if Mr. Bisaro retires from his employment at the end of the agreement term, or the Company does not renew the agreement at the end of the agreement term, or Mr. Bisaro is terminated without cause or resigns for good reason at any time after the 54- month anniversary of the agreement, or is terminated for disability, he will be entitled to continued vesting of his unvested equity awards. Additionally, in the event Mr. Bisaro’s employment is terminated as a result of his death, his estate will be entitled to accelerated vesting of all then unvested equity awards.

R. Todd Joyce

Mr. Joyce is entitled to the following payments and benefits in the event of a termination by us without cause or by Mr. Joyce for good reason:

(1)	a lump-sum cash payment payable within 30 days of termination equal the sum of (i) two times Mr. Joyce’s then base salary and (ii) two times Mr. Joyce’s target annual bonus for the year of termination or resignation or two times the amount of the bonus paid to Mr. Joyce in the previous year, whichever is greater;

(2)	a prorated annual bonus for the year of termination or resignation, in the Company’s discretion;

(3)	continued group health benefits (medical, dental and vision) for Mr. Joyce and his dependents for up to 18 months;

(4)	outplacement services for one year with a nationally recognized service selected by us; and

(5)	if the termination is a qualifying termination in connection with a change-in-control, acceleration of all equity awards.

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Robert A. Stewart

Mr. Stewart is entitled to the following payments and benefits in the event of a termination by us without cause or by Mr. Stewart for good reason:

(1)	(A) if the termination is not a qualifying termination in connection with a change-in-control, payments equal to two times Mr. Stewart’s then base salary; and (B) if the termination is a qualifying termination in connection with a change-in-control, payments equal to the sum of (i) two times Mr. Stewart’s then base salary and (ii) two times Mr. Stewart’s target bonus for the year of termination or resignation;

(2)	continued group health benefits (medical, dental and vision) for Mr. Stewart and his dependents for up to 24 months;

(3)	outplacement services for one year with a nationally recognized service selected by us; and

(4)	if the termination is a qualifying termination in connection with a change-in-control, acceleration of all equity awards.

Sigurdur Olafsson

Mr. Olafsson is entitled to the following payments and benefits in the event of a termination by us without cause or by Mr. Olafsson for good reason:

(1)	(A) if the termination is not a qualifying termination in connection with a change-in-control, payments equal to two times Mr. Olafsson’s then base salary; and (B) if the termination is a qualifying termination in connection with a change-in-control, payments equal to the sum of (i) two times Mr. Olafsson’s then base salary and (ii) two times Mr. Olafsson’s target bonus for the year of termination or resignation;

(2)	continued group health benefits (medical, dental and vision) for Mr. Olafsson and his dependents for up to 24 months;

(3)	outplacement services for one year with a nationally recognized service selected by us; and

(4)	if the termination is a qualifying termination in connection with a change-in-control, acceleration of all equity awards.

G. Frederick Wilkinson

Mr. Wilkinson is entitled to the following payments and benefits in the event of a termination by us without cause or by Mr. Wilkinson for good reason:

(1)	(A) if the termination is not a qualifying termination in connection with a change-in-control, payments equal to two times Mr. Wilkinson’s then base salary; and (B) if the termination is a qualifying termination in connection with a change-in-control, payments equal to the sum of (i) two times Mr. Wilkinson’s then base salary and (ii) two times Mr. Wilkinson’s target bonus for the year of termination or resignation;

(2)	continued group health benefits (medical, dental and vision) for Mr. Wilkinson and his dependents for up to 24 months;

(3)	outplacement services for one year with a nationally recognized service selected by us; and

(4)	if the termination is a qualifying termination in connection with a change-in-control, acceleration of all equity awards.

Excise Tax

Pursuant to his employment agreement, Mr. Joyce is also entitled to receive a tax gross-up payment to compensate him for any excise taxes payable under Sections 280G of and 4999 of the Internal Revenue Code with respect to the payments and benefits made under his employment agreement in the event of a qualifying termination in connection with a change-in-control. In Mr. Bisaro’s amended and restated employment agreement, the excise tax gross-up provision contained in the original employment agreement was replaced with a best net after-tax provision. Specifically, the amended and restated employment agreement provides that in the event it is determined that any payments provided to Mr. Bisaro in connection with a change in control would be subject to the excise tax imposed under Sections 280G and 4999 of the Code, the payment will be reduced to $1.00 below the amount that would otherwise become subject to the excise tax imposed on such payment, to the extent that such reduction results in a greater payment to Mr. Bisaro than would be payable to him without such reduction if the excise tax were applicable.

Conditions to Payment

In order to receive their severance benefits, the Named Executive Officers are required to execute a release of claims against the company. In addition, Mr. Bisaro must comply with a 12-month non-solicitation covenant that requires him not to solicit any of our employees or independent contractors and a 24-month non-disparagement covenant in order to receive his severance benefits under his employment agreement. In addition, if he engages in certain competitive activities during the period of time his equity awards remain unvested following his termination of employment, all then-remaining unvested equity awards will be forfeited. Competitive activities generally include Mr. Bisaro’s being employed by or having any business connection with any entity that competes directly with any significant business or product of the Company, anywhere in the world, in the generic, women’s health, urology or biosimilars pharmaceutical sector, with annual revenue of at least 25% of our annual revenue in the relevant competitive market during the time in question.

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In order to receive their severance benefits, Messrs. Bisaro and Joyce must comply with a one-year non-solicitation covenant that requires them not to solicit any of our employees or independent contractors.

The Named Executive Officers’ incentive payments are subject to potential recoupment in the event of certain restatements of our financial results, as described above under “Compensation Discussion and Analysis”.

ESTIMATED TERMINATION PAYMENTS

In accordance with the requirements of the rules of the SEC, the table below indicates the amount of compensation payable by us to each Named Executive Officer upon certain types of termination of employment. The amounts assume that such termination was effective as of December 31, 2013 and thus include amounts earned through such date and are only estimates of the amounts that would actually be paid to such executives upon their termination.

The table does not include certain amounts that the Named Executive Officers are entitled to receive under certain plans or arrangements that do not discriminate in scope, terms or operation in favor of our Named Executive Officers and that are generally available to all salaried employees, such as payment of accrued vacation. The table also does not include the accrued and vested accounts of the executives under our Deferred Plan. These amounts are generally distributed to our executives upon a termination of employment, regardless of the reason, in accordance with his or her election under the applicable plan. The accrued and vested amounts under the Deferred Plan are set forth in the table under “2013 Nonqualified Deferred Compensation” on page 42.

Trigger	Cash Severance(1)	Pro-Rata Bonus(2)	Health & Welfare Benefits(3)	Outplacement(4)	Restricted Stock(5)	Performance Shares(5)	Stock Options(5)	Retention Bonus(6)	Excise Tax Gross-up	Total
Paul M. Bisaro
Good Reason or Without Cause	5,850,000	—	93,129	—	—	—	—	5,000,000	N/A	10,943,129
Qualifying Termination in Event of Change in Control	8,775,000	—	104,409	—	—	—	—	5,000,000	N/A	13,879,409
R. Todd Joyce
Good Reason or Without Cause	2,098,508	448,294	37,252	9,000	—	—	—	1,000,000	N/A	3,593,054
Qualifying Termination in Event of Change in Control	2,098,508	448,294	37,252	9,000	—	—	—	1,000,000	0	3,593,054
Sigurdur Olafsson
Good Reason or Without Cause	1,500,000	—	55,877	9,000	—	—	—	4,000,000	N/A	5,564,877
Qualifying Termination in Event of Change in Control	2,850,000	—	55,877	9,000	—	—	—	4,000,000	N/A	6,914,877

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Trigger	Cash Severance(1)	Pro-Rata Bonus(2)	Health & Welfare Benefits(3)	Outplacement(4)	Restricted Stock(5)	Performance Shares(5)	Stock Options(5)	Retention Bonus(6)	Excise Tax Gross-up	Total
Robert A. Stewart
Good Reason or Without Cause	1,300,000	—	55,877	9,000	—	—	—	3,000,000	N/A	4,364,877
Qualifying Termination in Event of Change in Control	2,470,000	—	55,877	9,000	—	—	—	3,000,000	N/A	5,534,877
G. Frederick Wilkinson
Good Reason or Without Cause	1,312,176	—	55,877	9,000	—	—	—	2,000,000	N/A	3,377,053
Qualifying Termination in Event of Change in Control	2,493,134	—	55,877	9,000	—	—	—	2,000,000	N/A	4,558,012
(1)	See the above narrative disclosure for a description of the cash severance benefits payable to the Named Executive Officers.

(2)	See the above narrative disclosure for a description of the pro rata bonus amounts payable to the Named Executive Officers.

(3)	See the above narrative disclosure for a description of the health and welfare benefits payable to the named executive officers.

(4)	Represents one year of outplacement services. Mr. Bisaro is not entitled to outplacement services.

(5)	For all Named Executive Officers, all outstanding equity awards were accelerated in connection with the closing of the Warner Chilcott Acquisition, as described in “Acceleration of Equity Awards in Connection with the Warner Chilcott Acquisition” on page 32 above and therefore the NEOs had no outstanding equity awards as of December 31, 2013.

(6)	Represents the vesting of the Retention Bonus Awards, as described in “Retention Bonuses” on page 29 above.

CERTAIN DEFINITIONS

Change-in-Control

For Messrs. Bisaro and Joyce, a “change-in-control” generally means (i) a sale of assets representing 50% or more of our net book value and fair market value; (ii) our liquidation or dissolution; (iii) a merger, consolidation or other transaction involving us after the completion of which our shareholders before the transaction represent less than 50% of the voting power of our shareholders following the transaction; (iv) the acquisition by a person or group of more than 50% of the combined voting power of Actavis; or (v) the replacement of the majority of our incumbent directors by individuals not approved by a majority of our incumbent Board.

For Messrs. Wilkinson, Stewart and Olafsson, a “change-in-control” generally means (i) a sale of assets representing 50% or more of our net book value and fair market value; (ii) our liquidation or dissolution; (iii) a merger, consolidation or other transaction involving us after the completion of which our shareholders before the transaction represent less than 60% of the voting power of our shareholders following the transaction; (iv) the acquisition by a person or group of more than 30% of the combined voting power of Actavis; or (v) the replacement of the majority of our incumbent directors by individuals not approved by a majority of our incumbent Board.

For Mr. Bisaro, a “qualifying termination” means, within 90 days before or within 12 months following a change-in-control, (i) we terminate Mr. Bisaro other than for “cause” or (ii) Mr. Bisaro terminates his employment with us for “good reason.”

For Mr. Joyce, a “qualifying termination” means, within 90 days before or within 24 months following a change-in-control, (i) we terminate the executive other than for “cause” or (ii) the executive terminates his employment with us for “good reason.”

For Messrs. Wilkinson, Stewart and Olafsson, a “qualifying termination” means, within 12 months following a change-in-control, (i) we terminate the executive other than for “cause” or (ii) the executive terminates his employment with us for “good reason.”

Good Reason

For Mr. Bisaro, a termination for “good reason” means that Mr. Bisaro has terminated his employment with us because (i) we failed to re-elect him to, or removed him from, the position of President and Chief Executive Officer; (ii) of a material diminution of his duties, and responsibilities, taken as a whole; (iii) we failed to appoint or re-nominate him as a member of our Board of Directors; (iv) the assignment to him of duties that are materially inconsistent with, or materially impair his ability to perform, the duties customarily assigned to a President and Chief Executive Officer of a corporation of the size and nature of ours; (v) we changed our reporting structures such that he reports to someone other than the Board of Directors; (vi) we materially breached our obligations under his

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employment agreement; (vii) we failed to obtain an assumption of his employment agreement by any successor or assignee; or (viii) we cause him to commit fraud or expose him to criminal liability.

For Mr. Joyce, a termination for “good reason” means that he has terminated his employment with us because (i) after a change-in-control, there is (a) a material reduction of his then existing annual base salary, except to the extent the annual base salary of all other executive officers at levels similar to Mr. Joyce is similarly reduced (provided such reduction does not exceed 15% of Mr. Joyce’s then existing base salary), (b) a material reduction in his package of benefits and incentives, taken as a whole, except to the extent that such benefits and incentives all other executive officers at levels similar to Mr. Joyce are similarly reduced, (c) a material diminution of his duties and responsibilities, taken as a whole, or (d) a requirement that he relocate such that the distance of his one-way commute is increased by more than thirty-five (35) miles; (ii) we materially breached our obligations under his employment agreement; or (iii) we failed to obtain the assumption of his employment agreement by any successor or assign.

For Messrs. Wilkinson, Stewart and Olafsson, a termination for “good reason” means that such executive has terminated his employment with us because (i) after a change-in-control, (a) there is a material reduction of his then existing annual base salary or (b) the Company decides to relocate his principal work site such that his one-way commuting distance increases by more than 50 miles; or (ii) in the absence of a change-of-control, the Company decides to relocate his principal work site such that his one-way commuting distance increases by more than 50 miles.

Cause

For Mr. Bisaro, a termination for “cause” means that we have terminated Mr. Bisaro because of (i) his fraud, misrepresentation embezzlement or other act of material misconduct against us; (ii) his gross neglect, willful malfeasance or gross misconduct in connection with this employment; (iii) his conviction or plea of guilty or nolo contendere to a felony that negatively impacts us economically or our reputation, as reasonably determined by the Board; (iv) his willful and knowing violations of any rules or regulations of any governmental or regulatory body material to our business; (v) his failure to cooperate, if requested by the Board, with any internal or external investigation or inquiry into our business practices; or (vi) his substantial and willful failure to render services in accordance with the terms of his employment agreement.

For the remainder of the Named Executive Officers, a termination for “cause” means that we have terminated the executive because of (i) the executive’s conviction for any felony; or (ii) the executive’s gross misconduct, material violation of our policies, or material breach of the executive’s duties to us, which the executive fails to correct within thirty (30) days after the executive is given written notice by our Chief Executive Officer or another designated officer. In the case of Messrs. Stewart and Olafsson “cause” also includes their unsatisfactory performance of their duties.

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2013

The following table sets forth information regarding outstanding options and shares reserved for future issuance under the Actavis’ equity compensation plans as of December 31, 2013:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Excise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	438,073	43.50	10,160,189	(2)
Equity compensation plans not approved by security holders	0	0	0
TOTAL	438,073	43.50	10,160,189
(1)	Based on outstanding options under our Equity Award Plan and the Warner Chilcott Equity Incentive Plan.

(2)	Represents 8,860,799 securities available for issuance under our Equity Award Plan and 1,299,390 securities available for issuance under the Warner Chilcott Equity Incentive Plan, which we assumed in connection with our acquisition of Warner Chilcott in October 2013.

As of December 31, 2013 there were 438,073 stock options outstanding with a weighted average exercise price of $43.50 and a weighted average term of 3.4 years. Also, as of this date there were 610,680 restricted shares outstanding.

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Director Compensation

In May, 2012, on the basis of a review and analysis of director compensation within the Company’s peer group, the Company adopted the compensation program described below for its directors. Pursuant to this program, all members of the Board of Directors of Actavis, Inc. who were not full-time employees of the Company received a director’s fee of $65,000 and a grant of shares of restricted stock valued at $224,977 on the date of such grant for 2013. In addition, in 2013, non-employee Actavis, Inc. directors were paid $2,000 for each Board of Directors’ meeting personally attended, through the third quarter of 2013, and $1,000 for each meeting attended telephonically. Directors were also paid $1,500 for each Committee meeting personally attended and $1,000 for each Committee meeting attended telephonically. Andrew L. Turner, who previously served as our nonexecutive Chairman of the Board and who currently serves as our lead independent director, received an additional annual fee of $90,000 with respect to 2013. Starting in 2014, the lead independent director will receive an annual fee of $50,000. As compensation for serving as committee chairmen, (i) the Chairman of the Audit Committee received an additional annual fee of $20,000, (ii) the Chairman of the Compensation Committee received an additional annual fee of $15,000, and (iii) the Chairmen of each of the Nominating and Corporate Governance Committee and Quality and Operations Committee received an additional annual fee of $12,500. All directors were reimbursed for expenses incurred in connection with attending Board of Directors and Committee meetings. Messrs. Bisaro and Olafsson do not receive additional compensation for their service as directors.

Following the closing of the Warner Chilcott Acquisition, Actavis plc assumed the Actavis, Inc. compensation program for its directors, with the following changes: the fee paid to directors for each Board of Directors meeting personally attended increased from $2,000 to $4,000 per meeting, as the majority of such meetings now require international travel. In addition, as expense reimbursements are subject to payment of Irish tax under a recent interpretation by the Irish Revenue authorities, the Company now provides a gross up in connection with expense reimbursements to the directors in order to avoid any adverse economic effects of this recent interpretation.

As noted above, in order to better align the interests of our Board with those of our shareholders in a fair and reasonable manner, as well as to implement what we believe is a corporate governance “best practice,” we adopted stock ownership guidelines for our senior executives and directors in 2012. Our ownership guidelines require our directors to hold stock in the Company in an amount at least equal in value to five times their annual base director’s fee. Under our guidelines, restricted stock, as well as vested shares of stock owned by a director, are included in the calculation. Each of our directors is currently in compliance with the Company’s stock ownership guidelines, with the exception of Messrs. Michal (who was nominated to our Board of Directors in connection with the closing of the Warner Chilcott Acquisition and has not yet received a grant of restricted stock from the Company) and Turner, who intend to make good faith progress towards compliance with our guidelines.

In connection with the closing of the Warner Chilcott Acquisition, four legacy Warner Chilcott directors, including Ms. Howson, Mr. Bloem, Dr. King and Mr. O’Sullivan, joined the Company’s Board of Directors, effective as of October 1, 2013. Any compensation the legacy Warner Chilcott directors received from Warner Chilcott for fiscal year 2013 is also included in the table below.

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The following table sets forth the annual compensation, including director compensation paid by Warner Chilcott, if applicable, to each person who served as a non-employee director during 2013:

	Fees Earned or		Stock and		Tax Gross Upon
	Paid in Cash		Option Awards		Expense Reimbursement(7)	Total
Name	($)		($)		($)	($)
(a)	(b)		(c)		(g)	(h)
James H. Bloem	119,681	(3)	125,045	(5)	17,783	262,509
Christopher W. Bodine	114,000	(4)	224,977	(6)	18,435	357,412
Michael J. Fedida(1)	93,000		224,977	(6)	—	317,977
Michel J. Feldman(1)	92,500		224,977	(6)	—	317,477
Tamar D. Howson	74,939	(3)	125,045	(5)	13,918	213,902
Albert F. Hummel(1)	92,500		224,977	(6)	—	317,477
John A King, Ph.D.	150,556	(3)	125,045	(5)	819	276,420
Catherine M. Klema	102,500	(4)	224,977	(6)	8,361	335,838
Jiri Michal	46,356	(4)	—		2,878	49,234
Jack Michelson	106,500	(4)	224,977	(6)	5,405	336,882
Patrick J. O’Sullivan	105,263	(3)	125,045	(5)	819	231,127
Anthony S. Tabatznik(2)	3,000		—		—	3,000
Ronald R. Taylor	120,500	(4)	224,977	(6)	6,897	352,374
Andrew L. Turner	176,500	(4)	224,977	(6)	8,595	410,165
Fred G. Weiss	122,000	(4)	224,977	(6)	7,255	354,139
(1)	Resigned effective October 1, 2013. Fees Earned or Paid in Cash include meeting fees paid or earned in 2013 (including $9,500 related to meetings held in 2012) and the annual director fee.

(2)	Resigned effective January 24, 2013. Fees Earned or Paid in Cash include meeting fees paid in 2013 related to meetings held in 2012.

(3)	Includes (i) annual cash retainer fees, meeting fees and chairperson fees, if applicable, paid by Warner Chilcott for the first three quarters of 2013 (or, in the case of Ms. Howson, since she joined the Warner Chilcott Board of Directors in May 2013) and (ii) a pro rata directors fee (from October 1, 2013 through May 9, 2014) equal to $39,356 and meeting attendance fees for the fourth quarter of 2013, paid by the Company.

(4)	Includes the annual director fee (which fee was prorated in the case of Mr. Michal from October 1, 2013 through May 9, 2014), chairperson fees, if applicable, and meeting fees paid or earned in 2013 (including certain amounts related to meetings held in 2012).

(5)	Included (a) non-qualified options to purchase 14,680 ordinary shares of Warner Chilcott plc, with a Black-Scholes grant date (May 7, 2013) fair value equal to $4.26 per share as well as (b) 4,170 restricted stock units with a per share fair value of $14.99 on the grant date of May 7, 2013 to each of Mr. Bloem, Ms. Howson, Dr. King and Mr. O’Sullivan with a total grant date fair value of $125,045. All such equity awards became fully vested and cancelled and converted into the right to receive Actavis plc shares in connection with the Warner Chilcott Acquisition.

(6)

Included 1,877 shares of restricted stock with a per share fair value of $119.86 granted on May 10, 2013 to each of Mr. Bodine, Mr. Fedida, Mr. Feldman, Mr. Hummel, Ms. Klema, Mr. Michelson, Mr. Taylor, Mr. Turner and Mr. Weiss with a grant date fair value of $224,977. Stock awards reported in column (c) represent the aggregate fair value of restricted stock awards we granted to our non-employee directors in 2013. We recognize the expense associated with the grant date fair value of these restricted stock awards over the period restrictions are eliminated for those awards. For our non-employee directors, restricted stock awards vest after one year.

For additional discussion on the determination of the grant date fair value for restricted stock, see Share-Based Compensation in Note 3 and Note 5 to the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

(7)	Includes tax gross ups on business expense reimbursements associated with director travel to Board meetings in Ireland, which are subject to payment of Irish tax under a recent interpretation by the Irish Revenue authorities.

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Stock Ownership of Certain Beneficial Owners

The following table sets forth, as of December 31, 2013, the name, address (where required) and beneficial ownership of each person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of more than 5% of our ordinary shares:

	Amount and Nature of Beneficial
Name of Beneficial Owner	Ownership	(1)	Percent of Class
BlackRock Inc. 40 East 52nd Street New York, NY 10022	9,668,151	(2)	5.5%
FMR LLC 245 Summer Street Boston, MA 02210	16,695,293	(3)	9.6%
(1)	Unless otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, we believe the persons named in this table have sole voting and investment power with respect to all ordinary shares reflected in this table. As of March 14, 2014, 174,494,647 of our ordinary shares were issued and outstanding.

(2)	According to a Schedule 13G filed with the SEC on February 3, 2014 by BlackRock Inc., as of December 31, 2013. BlackRock Inc. is the beneficial owner of 9,668,151 shares (with sole voting power with respect to 7,919,914 shares and dispositive power with respect to all such shares).

(3)	According to a Schedule 13G filed with the SEC on March 10, 2014 by FMR LLC, as of February 28, 2014. FMR LLC is the beneficial owner of 16,695,293 shares (with sole voting power with respect to 1,190,522 shares and sole dispositive power with respect to 16,680,062 shares).

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Stock Ownership of Directors and Executive Officers

The following table sets forth, as of March 14, 2014, based on 174,494,647 ordinary shares outstanding as of that date, the beneficial ownership of Actavis ordinary shares by (i) each Actavis director and director nominee; (ii) each Actavis Named Executive Officer and (iii) all current directors and executive officers (including NEOs) as a group. No shares have been pledged as security by any of the Actavis directors or executive officers named below. As of March 14, 2014, none of the Actavis directors or executive officers held rights to acquire beneficial ownership of Actavis ordinary shares within 60 days of such date. No individual director, nominee or Named Executive Officer beneficially owned more than 1% of Actavis’ ordinary shares.

Unless otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, Actavis believes the persons named in this table have sole voting and investment power with respect to all ordinary shares reflected in this table. The business address of Actavis’ directors and NEOs is 1 Grand Canal Square, Docklands, Dublin 2, Ireland.

Amount and Nature of
Beneficial Ownership
Ordinary Shares
Name	(#)(1)
Directors (excludes executive officer directors)
James H. Bloem	7,800
Christopher W. Bodine	11,629
Tamar D. Howson	946
John A. King, Ph.D(2)	64,647
Catherine M. Klema	19,608
Jiri Michal	—
Jack Michelson	1,877
Patrick J. O’Sullivan	2,270
Ronald R. Taylor	21,942
Andrew L. Turner	—
Fred G. Weiss	24,275
Named Executive Officers
Paul M. Bisaro	399,995
R. Todd Joyce(3)	40,000
Sigurdur Olafsson	71,947
Robert A. Stewart	41,253
G. Frederick Wilkinson	15,412
All directors and executive officers as a group (20 individuals)	801,972
(1)	Ordinary shares includes voting securities represented by shares held of record, shares held by a bank, broker or nominee for the person’s account and shares held through family trust arrangements, including any shares of restricted stock which remain subject to sale restrictions.

(2)	Represents ordinary shares held by Pandalena Limited, which Dr. King may be deemed to indirectly beneficially own.

(3)	Includes ordinary shares held by the Joyce Family Trust.

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PROPOSAL NO. 2	ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”)

BACKGROUND

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. The Company has determined to hold such say-on-pay advisory vote every year and expects to hold its next say-on-pay advisory vote at the 2015 Annual Meeting of Shareholders.

SUMMARY

In accordance with Section 14A of the Securities and Exchange Act of 1934, as amended, we are asking our shareholders to provide advisory approval of the compensation of our Named Executive Officers (which consist of our Chief Executive Officer, Chief Financial Officer and our next three highest paid executives), as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement, beginning on page 20. Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. These programs link compensation to the achievement of pre-established corporate financial performance objectives and other key objectives within each executive’s area of responsibility and provide long-term incentive compensation that focuses our executives’ efforts on building shareholder value by aligning their interests with those of our shareholders. The following is a summary of some of the key points of our executive compensation program. We urge our shareholders to review the “Compensation Discussion and Analysis” section of this Proxy Statement and executive-related compensation tables for more information.

•	Performance-Based Compensation. Our executive compensation program includes (i) cash awards that are linked to measurable annual individual, business and strategic objectives and corporate (adjusted EBITDA) and segment (segment contribution to operating profit) financial goals; and (ii) equity awards that are based on Company performance during the fiscal year and over a three-year period.

•	Long-Term Compensation. Grants of restricted shares and restricted share units are intended to align the interests of executives with our shareholders and focus executives’ attention on long-term growth. In addition, even after annual performance awards are earned, they continue to be subject to time-based vesting to promote executive retention and long-term shareholder value.

•	Independent Compensation Consultation. The Compensation Committee has engaged an independent global executive compensation consulting firm, Frederic W. Cook & Co., Inc., to advise the committee on matters related to executive compensation.

•	Risk Assessment. Our Compensation Committee, with the assistance of senior management and our independent compensation consultant, reviewed the various elements of executive compensation and determined that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company or encourage executives to assume excessive risks.

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RECOMMENDATION

Our Board of Directors believes that the information provided above and within the “Compensation Discussion and Analysis” section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our shareholders’ interests to support long-term value creation.

The following resolution will be submitted for a shareholder vote at the Annual Meeting:

RESOLVED, that the shareholders of Actavis plc approve, on an advisory basis, the compensation of Actavis’ Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. However, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for Named Executive Officers.

REQUIRED VOTE

The affirmative vote of a majority of our ordinary shares having voting power in person or represented by proxy at the Annual Meeting is required to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers. Abstentions will have the same effect as a vote “against” this proposal. Broker non-votes do not represent voting power, and thus will not affect the voting results of this proposal.

Our Board of Directors recommends that shareholders vote FOR adoption of the resolution approving, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement.

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PROPOSAL NO. 3	RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

The firm of PricewaterhouseCoopers LLP has audited our consolidated financial statements since our inception, and the Board of Directors recommends that the shareholders ratify the appointment of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2014. Representatives of that firm are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

We have been informed by PricewaterhouseCoopers LLP that neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in us or our affiliates.

Shareholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to the shareholders entitled to vote at the Annual Meeting for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our shareholders.

REQUIRED VOTE

In order to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, the affirmative vote of a majority of the stock having voting power in person or represented by proxy at the Annual Meeting is required. Abstentions will have the same effect as a vote “against” this proposal. The ratification of PricewaterhouseCoopers LLP is a matter on which a broker or other nominee has discretionary voting authority, and thus, we do not expect any broker non-votes with respect to this proposal.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.

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Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP, our independent registered public accounting firm, in fiscal years 2013 and 2012 were as follows:

Services	2013	2012
Audit Fees	$19,831,000	$9,769,365
Audit-Related Fees	4,824,000	3,669,000
Total Audit and Audit-Related Fees	24,655,000	13,438,365
Tax Fees	4,190,000	2,857,000
All Other Fees	74,000	103,600
TOTAL FEES	$28,920,000	$16,398,965

AUDIT FEES

Audit Fees include professional services rendered in connection with the annual audits of our financial statements and internal control over financial reporting and the review of the financial statements included in our Form 10-Qs covering quarterly periods during the related year. Additionally, Audit Fees include other services that only an independent registered public accounting firm can reasonably provide, such as services associated with SEC registration statements, comfort letters or other documents filed with the SEC.

AUDIT-RELATED FEES

Audit-Related Fees include accounting consultations and review procedures related to accounting, financial reporting or disclosure matters not classified as “Audit Fees,” due diligence fees associated with our acquisitions and business development activity and other attest services related to financial reporting matters in connection with our acquisition of Warner Chilcott.

The increase in audit and audit related fees in 2013 was primarily related to the increase in audit effort in connection with our acquisitions of Actavis Group and Warner Chilcott, including our expanded global statutory audit requirements, compliance with Irish reporting regulations, as well as an increase in SEC regulatory filings during the year.

TAX FEES

Tax fees include tax compliance for our foreign subsidiaries, tax advice in connection with certain acquisitions and other tax advice and tax planning services. Tax Fees in 2013 include $3,346,000 for tax consulting services mainly related to our integration of the Actavis and Warner Chilcott businesses, and $844,000 for compliance services including providing services for tax audits, transfer pricing and other compliance matters. Tax fees in 2012 include $2,259,000 for tax consulting services and $598,000 for services provided in connection with tax audits, transfer pricing and other tax compliance.

ALL OTHER FEES

All Other Fees in 2013 and 2012 consist of fees for miscellaneous services not characterized as audit services, audit related services or tax services.

The Audit Committee believes that the provision of all non-audit services rendered is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

The Audit Committee approved all audit and non-audit services provided by PricewaterhouseCoopers LLP in 2013. The Audit Committee has adopted a policy to pre-approve all audit and certain permissible non-audit services provided by PricewaterhouseCoopers LLP. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to type of services to be provided by PricewaterhouseCoopers LLP and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP and management are required to periodically report to the full Audit Committee regarding the extent of services provided by PricewaterhouseCoopers LLP, in accordance with the pre-approval policy and the fees for the services performed. During the year, circumstances may arise when it may become necessary to engage PricewaterhouseCoopers LLP for additional services not contemplated in the pre-approval. In those instances, the Audit Committee requires specific pre-approval by the Audit Committee or its delegate, the Audit Committee chair, before engaging PricewaterhouseCoopers LLP for such services.

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Report of the Audit Committee

The primary functions of the Audit Committee are to assist the Board of Directors in fulfilling its oversight of:

•	the integrity of Actavis’ financial statements;

•	Actavis’ compliance with legal and regulatory requirements;

•	the outside auditor’s qualifications and independence; and

•	the performance of Actavis’ internal audit function and of its independent registered public accounting firm.

Additionally, the Audit Committee serves as an independent and objective party that:

•	monitors Actavis’ financial reporting process and internal control systems;

•	retains, oversees and monitors the qualifications, independence and performance of Actavis’ independent registered public accounting firm; and

•	provides an open avenue of communication among the independent registered public accounting firm, financial and senior management, the internal auditing department and the Board of Directors.

The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee, and is available under the Investors section of our website at http://www.Actavis.com. The Audit Committee reviews the Audit Committee Charter annually prior to Actavis’ Annual Shareholders’ Meeting and at such other times as deemed appropriate by the Audit Committee.

The Audit Committee schedules its meetings and implements procedures designed to ensure that during the course of each fiscal year it devotes appropriate attention to each of the matters assigned to it under the Audit Committee Charter. To this end, the Audit Committee met each quarter, and seven times in total, during 2013. In addition to the foregoing, the Audit Committee makes itself available to Actavis and its internal and external auditors during the course of the year to discuss any issues believed by such parties to warrant the attention of the Audit Committee.

In carrying out its responsibilities, the Audit Committee acts in an oversight capacity. Management has the primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of consolidated financial statements in accordance with generally accepted accounting principles. Actavis’ independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. In performing its oversight responsibilities in connection with Actavis’ 2013 audit, the Audit Committee has:

•	reviewed and discussed Actavis’ audited consolidated financial statements for fiscal 2013 with management and Actavis’ independent registered public accounting firm, PricewaterhouseCoopers LLP;

•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 16 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and currently in effect; and

•	received the written disclosures and the letter from PricewaterhouseCoopers LLP required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with PricewaterhouseCoopers LLP its independence from Actavis and its management.

Based on the review and discussions above, the Audit Committee has recommended that the Board of Directors include the audited consolidated financial statements in Actavis’ Annual Report on Form 10-K for the year ended December 31, 2013.

Fred G. Weiss, Chairman

Catherine M. Klema

James H. Bloem

Patrick J. O’Sullivan

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PROPOSAL NO. 4	SUSTAINABILITY REPORTING

A shareholder has informed the Company he intends to present the non-binding proposal set forth below at the Annual Meeting. If the shareholder (or his qualified representative) is present at the Annual Meeting and properly submits the proposal for a vote, then the shareholder proposal will be voted upon at the Annual Meeting.

In accordance with federal securities laws, the shareholder proposal and supporting statement are presented below as submitted by the shareholder and are quoted verbatim. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement.

The Company will promptly provide to any shareholder the name, address and number of the Company’s voting securities held by the person submitting this proposal upon receiving an oral or written request made to the Company’s investor relations department by telephone at 1-862-261-7488, by email at investor.relations@actavis.com or by writing to our administrative address: Investor Relations, Actavis plc, Morris Corporate Center III, 400 Interpace Parkway, Parsippany, NJ 07054.

BOARD OF DIRECTORS RECOMMENDATION

The Board of Directors recommends that shareholders vote “AGAINST” the adoption of this proposal.

REQUIRED VOTE

The affirmative vote of a majority of the ordinary shares having voting power in person or represented by proxy at the Annual Meeting is required to approve the shareholder proposal described in this Proposal No. 4. Abstentions will have the same effect as a vote “against” this proposal. Broker non-votes do not represent voting power, and thus will not affect the voting results of this proposal.

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PROPOSAL 4 - SUSTAINABILITY REPORTING

We believe tracking and reporting on environmental, social and governance (ESG) business practices makes a company more responsive to a global business environment which is characterized by finite natural resources, changing legislation, and heightened public expectations for corporate accountability. Reporting also helps companies better integrate and gain strategic value from existing sustainability efforts, identify gaps and opportunities in products and processes, development company-wide communications, publicize innovative practices, and receive feedback.

Today, companies like Bloomberg provide information on ESG performance that investors utilize in investment decisions. Carbon Disclosure Project (CDP), representing 551 institutional investors globally with $71 trillion in assets, has for years requested greater disclosure from companies on their climate change management programs. In contrast our company, Actavis, does not have a sustainability report.

In a recent report issued by the G&A Institute (Governance & Accountability Institute) 53% of the S&P 500 and 57% of the Fortune 500 companies are reporting on their environmental, social and governance (ESG) impact. The G&A Institute is the US data partner for Global Reporting Initiative (GRI), a non-profit organization that works towards a sustainable global economy by providing sustainability reporting guidance.

Within the pharmaceutical sector, many peers have taken initiative and reported on sustainability metrics. Johnson and Johnson has a citizenship and responsibility report. Pfizer has a corporate responsibility report. Abbott Laboratories has a Global Citizenship report. In contrast, our company does not report on its sustainability efforts nor does it publish a sustainability report. Companies that report on their sustainability strategies, initiatives, programs and ESG performance appear to be more likely to be selected for key sustainability reputational lists, ranked higher by sustainability reputation raters and rankers, and selected for inclusion on leading sustainability investment indexes. Occupational safety and health, waste and water reduction targets and product related environmental impacts all have the potential to pose significant regulatory and legal risks. Our company states on its website that its global environmental responsibility program ensures that our Company is doing its part to lessen the impact of our business on the environment. However, investors do not have access to evaluative data on how the company is meeting these goals or managing these business factors

Resolved, the shareholders request that our company issue a sustainability report describing the company’s ESG performance including GHG reduction targets and goals. The report should be available November 2014, prepared at reasonable cost, omitting proprietary information.

SUPPORTING STATEMENT

We recommend the report include a company-wide review of policies, practices and metrics related to ESG performance and that Actavis commit to continuous improvement in reporting. We encourage Actavis to consider the use of the GRI Guidelines (G3). The GRI is a globally accepted reporting framework.

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Board of Directors’ Response to Shareholder Proposal

The Company recognizes the importance of environmental, social and governance considerations and devotes significant resources to environmental sustainability reporting, in particular through its submission of Environmental, Social and Governance (“ESG”) performance reports through the Carbon Disclosure Project (the “CDP”), which is referenced in the shareholder proposal. While the Company agrees with the principles on which this proposal is based, the Company already addresses many of the concerns it raises, making adoption of this proposal unnecessary, a poor use of the Company’s resources and potentially confusing to investors, as noted below.

Therefore, the Board believes that implementation of the proposal is unnecessary and not in the best interests of our Company and shareholders and recommends that the shareholders vote AGAINST it.

We are committed to being a good corporate citizen and responsible steward of the environment in our operations around the world.

As described on our corporate website (at Actavis.com under the “Responsibility” tab), we are committed to environmental responsibility and are focused on educating and engaging employees and in employing innovative processes, equipment and technologies that will contribute to a greener, more environmentally sensitive company. Our Quality and Operations Committee is specifically responsible for oversight of environmental, health and safety matters. The committee regularly monitors our environmental responsibility programs to ensure we are meeting our targets and objectives. Under the oversight of this committee, we apply a number of overall environmental objectives to our business, including the following:

•	Environmental goals and objectives are established on an annual basis. These include enhancing sustainability efforts within key manufacturing facilities in the U.S. and globally by focusing on efforts to increase the amount of material recycled as a percent of total plant waste and decrease energy consumption.

•	Performance against targets is measured on a monthly basis and trends against the established targets are reported to the company’s Environmental Steering Committee at least semi-annually. We also participate in the CDP Investor initiative, as described in further detail below.

•	Additionally, we seek to employ green technology in the construction or renovation of our global facilities. Currently, our Parsippany, NJ, U.S. Administrative Headquarters; India Administrative Headquarters; and Olive Branch, MS, USA Distribution Center have or are pending LEED Certifications.

•	Additionally, several of our sites have recently made significant investments in retrofitting facilities and equipment with the latest technology to reduce energy consumption and waste production, including the following:

–	A solar thermal power system has been installed at our offices in Zug, Switzerland, providing hot water requirements for canteen and sanitary services. This facility also operates an innovative heat recovery system which uses groundwater to cool buildings in the summer, via air conditioning, and to heat them during colder months.

–	Most of the Company’s manufacturing sites have implemented energy conservation projects to reduce energy intensity (KWh per unit output) and minimize the carbon footprint of each facility.

–	In 2011, the Dupnitsa manufacturing site in Bulgaria was nominated for an ‘International Green Award for Creativity in Sustainability’ for their solvent reduction program. The Research and Development team implemented an innovative program for replacement of organic solvents with non-organic alternatives during granulation and coating stages of production. Emissions have been dramatically reduced at this high-volume solid oral dose manufacturing location.

–	Troyan, a second manufacturing site in Bulgaria, has also successfully reduced solvent usage by analyzing the process and modifying work practices.

–	Teams at Actavis’ manufacturing facility in Romania have utilized technologies and processes to eliminate the use of fossil fuels for thermal energy at the facility, demonstrating a forward-looking approach to innovative energy conservation and use of renewable energy solutions.

–	The team at our manufacturing facility in Foshan, China, which we divested last month, had recently replaced the coal boiler with a cleaner gas system ensuring compliance and reducing air emissions.

–	Actavis’ manufacturing plant in Iceland is powered completely by renewable geothermal energy.

–	In 2011, Actavis’ Malta facility installed a solar water heating system to serve the facility’s supply packaging and analytical services laboratory.

We have a strong commitment to internal sustainability assessment and reporting.

We currently employ a full team focused on our sustainability efforts. The team has focused its sustainability reporting efforts on submissions to the CDP and has submitted investor CDP reports on ESG performance to the CDP since 2009. In addition, we utilize an outside consultant to evaluate our ESG performance relative to other companies in the pharmaceutical industry. Many of our peers do not submit data to the CDP or GRI.

Both the CDP and the GRI are globally accepted reporting frameworks, with each representing thousands of responder companies. The two reporting frameworks focus on similar governance, risks/opportunities and performance indicators through the submission of annual reports. Both frameworks also

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offer annual scores, graded by the CDP in the case of the CDP, or self-declared, in the case of GRI. Given the comprehensiveness of the CDP’s requirements and our history and familiarity reporting to the CDP, the Board does not believe our time, efforts and finances are best used by switching our reporting efforts to the GRI.

We intend to submit our 2013 investor CDP report to the CDP by November 2014, the date referenced in the proposal. Our previously submitted reports are currently accessible by the CDP’s 722 institutional investor signatories and can be accessed by other entities which register as signatories of the CDP at no cost. Our CDP scoring, which is published on the CDP’s website, has improved year over year.

Because of the tremendous growth we have experienced over the past several years, in particular through the Actavis and Warner Chilcott acquisitions, and which we expect to continue, year-over-year comparisons between these reports are of very limited value and relevance as only facilities owned for greater than 12 months are included in such reports.

We intend to continue to monitor and report on important elements of our environmental and corporate governance performance, as well as continuing to invest our capital to improve performance on behalf of our shareholders.

We constantly monitor and work to improve the efficiency of our global operations, including considering new sustainability initiatives, which we assess according to a number of criteria.

As the Company has expanded globally, it is engaged in continuous efforts to improve its efficiency and cost-effectiveness. In many instances, this involves modernizing existing facilities or, in some cases, divesting less efficient facilities, which often require more energy, water and other resources to operate. We carefully evaluate each facility and make determinations on the basis of the needs of our complex supply chain as well as the return on investment generated by a given project. Our efforts to streamline our supply chain result in making investments in, reconfiguring or eliminating facilities on an on-going basis, which we believe make year-over-year comparisons of our data less useful and potentially confusing to investors.

Utilizing these criteria, our commitment to sustainability and continual improvement is demonstrated by the projects we have undertaken at our global operations, manufacturing and R&D facilities, including the examples described above.

In summary, we believe Actavis’ ongoing dedication to environmental considerations is demonstrated by its continuing commitment to submit ESG performance reports to the CDP as well as the numerous sustainability improvements and accomplishments the Company has made to date. We believe we already effectively achieve the objectives of the sustainability reporting proposal without the potentially negative consequences we believe the proposed policy would entail.

In light of our existing policies and our strong commitment to environmental and sustainability matters, and the cost and burden of switching to GRI, as well as the incomplete and potentially confusing information that publishing prior reports may entail, we do not believe that implementation of the proposal is appropriate for Actavis.

Therefore, we believe the shareholder proposal should be rejected. The Board unanimously recommends that you vote “AGAINST” this shareholder proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities to file with the SEC reports of ownership and changes in ownership of our ordinary shares and our other equity securities. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to us or written representations that no other reports were required, we believe that during and with respect to the 2013 fiscal year all filing requirements applicable to our officers, directors and greater-than-10% beneficial owners were complied with and all filings were timely filed.

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Certain Relationships and Related Transactions

We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Pursuant to our written Related Person Transaction Policies and Procedures, our legal department is primarily responsible for the implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. In determining whether a proposed transaction is a related person transaction, our legal department assesses:

(i)	the related person’s relationship to us;

(ii)	the related person’s interest in the transaction;

(iii)	the material facts of the proposed transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved;

(iv)	the benefits to us of the proposed transaction;

(v)	if applicable, the availability of other sources of comparable products or services; and

(vi)	whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

If our legal department determines that the proposed transaction is a related person transaction, the proposed transaction is submitted to our Nominating and Corporate Governance Committee for consideration. The Nominating and Corporate Governance Committee may only approve or ratify those transactions that are in, or are not inconsistent with, our best interests and the best interests of our shareholders, as the Nominating and Corporate Governance Committee determines in good faith.

As required under SEC rules, we disclose in our Proxy Statement any related person transactions determined to be directly or indirectly material to us or a related person. No reportable transactions occurred since January 1, 2013 or are currently proposed, except as described below.

In 2007, while a member of executive management of the Actavis Group, Sigurdur Olafsson entered into an agreement with Nitrogen DS Limited in connection with the management buy-out of the Actavis Group. The agreement provides, among other things, that Mr. Olafsson is entitled to receive certain consideration in connection with certain transactions involving the Actavis Group. In connection with the acquisition of Actavis by us, Mr. Olafsson’s agreement with Nitrogen DS Limited entitled him to receive up to 8,163 ordinary shares of Actavis as part of the contingent consideration payable by us under the terms of the Sale and Purchase Agreement, as described in our Current Report on Form 8-K filed on April 30, 2012, which shares have been issued to Mr. Olafsson.

In addition, pursuant to a separate agreement entered into with Actavis Group h.f. (an Icelandic affiliate in the Actavis Group) in 2010 while he was a member of executive management of the Actavis Group, Mr. Olafsson has the right to be indemnified by Actavis Group h.f. against personal income tax liabilities that may be levied by the Icelandic taxing authorities on amounts received by Mr. Olafsson in excess of taxes already paid by him in connection with Mr. Olafsson’s purchase and sale of certain shares of Actavis Group h.f. In accordance with this agreement, Mr. Olafsson received a tax indemnification payment in 2013. See “All other Compensation” on page 37. The shares were subject to a stock put and call option agreement entered into by Mr. Olafsson in 2006 with Actavis Group h.f.

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Shareholders’ Proposals for the 2015 Annual Meeting

Shareholder Proposals in the Proxy Statement for the 2015 Annual Meeting. We expect to hold the 2015 Annual Meeting of Shareholders on May 8, 2015. Under Rule 14a-8 of the Exchange Act, shareholder proposals to be included in the Proxy Statement for the 2015 Annual Meeting of Shareholders must be received by our Secretary at its principal executive offices no later than November 28, 2014 and must comply with the requirements of Rule 14a-8 of the Exchange Act.

Other Shareholder Proposals and Nominations for Directors to Be Presented at the 2015 Annual Meeting. If you desire to bring a matter before an annual meeting outside the process of Rule 14a-8, you may do so by following the procedures set forth in the Company’s articles of association. In accordance with our articles of association, in order to be properly brought before the 2015 Annual Meeting, a shareholder’s notice must generally be delivered to 1 Grand Canal Square, Docklands, Dublin 2, Ireland, Attention: Company Secretary, not less than 120 days nor more than 150 days prior to the anniversary date of the notice convening the Company’s 2014 Annual Meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Any such proposal or nomination must also meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposal or nomination to be eligible for inclusion in the Company’s 2015 proxy statement. Therefore, to be presented at the Company’s 2015 Annual Meeting, such a proposal or nomination must be received by the Company on or after October 29, 2014, but no later than November 28, 2014.

Other Business

As of the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other proper matters are presented at the Annual Meeting, however, it is the intention of the proxy holders named in the Company’s form of proxy to vote the proxies held by them in accordance with their best judgment.

Parsippany, New Jersey

March 28, 2014

By Order of the Board of Directors

David A. Buchen,

Secretary

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M68560-P46924 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACTAVIS PLC

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

		For	Against	Abstain
1a.	Paul M. Bisaro	☐	☐	☐
1b.	James H. Bloem	☐	☐	☐
1c.	Christopher W. Bodine	☐	☐	☐
1d.	Tamar D. Howson	☐	☐	☐
1e.	John A. King	☐	☐	☐
1f.	Catherine M. Klema	☐	☐	☐
1g.	Jiri Michal	☐	☐	☐
1h.	Sigurdur Oli Olafsson	☐	☐	☐
1i.	Patrick J. O'Sullivan	☐	☐	☐
1j.	Ronald R. Taylor	☐	☐	☐
1k.	Andrew L. Turner	☐	☐	☐
1l.	Fred G. Weiss	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:

The Board of Directors recommends you vote AGAINST the following proposal:

		For	Against	Abstain
4.	To vote on a shareholder proposal requesting the Company to issue a sustainability report.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

NOTE: IN THEIR DISCRETION, THE PROXIES NAMED ON THE REVERSE SIDE OF THIS CARD ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement, Annual Report and Irish Statutory Accounts are available at www.proxyvote.com.

M68561-P46924

ANNUAL MEETING PROXY CARD ACTAVIS PLC
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FRIDAY, MAY 9, 2014

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying proxy statement and, revoking any proxy or voting instructions previously given, hereby appoints **Paul M. Bisaro** and **David A. Buchen** as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as indicated on the reverse side of this card, all of the ordinary shares held by the undersigned at the close of business on March 14, 2014, at an Annual Meeting of Shareholders to be held at the Marker Hotel Dublin, on Friday, May 9, 2014, at 8:30 A.M., local time, and at any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side